Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AUTODESK, INC.

SWITCH ACQUISITION CORPORATION

and

MOLDFLOW CORPORATION

Dated as of May 1, 2008

3.23	Insurance	44
3.24	Foreign Corrupt Practices Act	44
3.25	Related Party Transactions	45
3.26	Brokers	45
3.27	Opinion of Financial Advisors	45
3.28	State Anti-Takeover Statutes	45

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		45

4.1	Organization	45
4.2	Authorization	45
4.3	Non-contravention; Required Consents	46
4.4	Offer Documents; Schedule 14D-9; Proxy Statement	46
4.5	Ownership of Company Capital Stock	47
4.6	Funds	47
4.7	Litigation	47

ARTICLE V INTERIM CONDUCT OF BUSINESS		48

5.1	Affirmative Obligations of the Company	48
5.2	Negative Obligations of the Company	48
5.3	Approvals	52

ARTICLE VI ADDITIONAL AGREEMENTS		53

6.1	No Solicitation	53
6.2	Company Board Recommendation	55
6.3	Company Stockholders’ Meeting; Short-Form Merger	57
6.4	Proxy Statement	57
6.5	Reasonable Best Efforts to Complete	58
6.6	Access	60
6.7	Notification	61
6.8	Certain Litigation	62
6.9	Confidentiality Agreement	63
6.10	Exclusivity Agreement	63
6.11	Public Disclosure	63
6.12	Company Options; Restricted Stock.	63
6.13	Employee Matters	64
6.14	Directors’ and Officers’ Indemnification and Insurance	66
6.15	Obligations of Merger Sub	68
6.16	Insurance Policies	69
6.17	Rights Agreement; Consequences if Rights Triggered	69
6.18	Rule 16b-3 Actions	69

ARTICLE VII CONDITIONS TO THE MERGER		69

7.1	Conditions	69

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		70

8.1	Termination Prior to Appointment Time	70

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8.2	Termination After Appointment Time	73
8.3	Notice of Termination; Effect of Termination	73
8.4	Fees and Expenses	74
8.5	Amendment	75
8.6	Extension; Waiver	75

ARTICLE IX GENERAL PROVISIONS		75

9.1	Survival of Representations, Warranties and Covenants	75
9.2	Notices	75
9.3	Assignment	76
9.4	Entire Agreement	76
9.5	Third Party Beneficiaries	77
9.6	Severability	77
9.7	Other Remedies	77
9.8	Specific Performance	77
9.9	Governing Law	77
9.10	Consent to Jurisdiction	77
9.11	WAIVER OF JURY TRIAL	77
9.12	Counterparts	78

ARTICLE X DEFINITIONS & INTERPRETATIONS		78

10.1	Certain Definitions	78
10.2	Additional Definitions	87
10.3	Certain Interpretations	89

CONDITIONS TO THE OFFER		A-1

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INDEX OF ANNEXES

Annex A	–	Conditions to the Offer

INDEX OF EXHIBITS

Exhibit A	–	Form of Tender and Voting Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 1, 2008 by and among Autodesk, Inc., a Delaware corporation (“Parent”), Switch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Moldflow Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article X.

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub shall, as promptly as practicable, commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Company Common Stock, at a price of Twenty Two Dollars ($22.00) per Company Share, net to the holder thereof in cash (such amount, or any different amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company and each Company Share that is then outstanding will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth herein.

WHEREAS, each of the Boards of Directors of Parent and Merger Sub, as well as the Company Board, has (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of their respective stockholders and (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors and executive officers of the Company, in their respective capacities as stockholders of the Company, have entered into Tender and Voting Agreements with Parent substantially in the form attached hereto as Exhibit A (each, a “Tender and Voting Agreement” and collectively, the “Tender and Voting Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) (“Computershare”) are entering into an amendment (the “Rights Plan Amendment”) to that certain Shareholder Rights Agreement, dated as of January 29, 2003 between the Company and Computershare (the “Company Rights Plan”), so as to render the rights (the “Company Rights”) issued thereunder inapplicable to this Agreement, the Tender and Voting Agreements and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Terms of Offer; Conditions to Offer. Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Company Shares at a price per Company Share, subject to the terms of Section 1.1(b) and this sentence, equal to the Offer Price as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter, unless the Company is not prepared to file the Schedule 14D-9 with the SEC on the same day that Parent and Merger Sub are prepared to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer, in which event Parent and Merger Sub shall not be required to commence the Offer until the Company is prepared to file the Schedule 14D-9 with the SEC), provided that (x) this Agreement shall not have been terminated pursuant to Article VIII and (y) none of the events set forth in clauses (C)(1) – (C)(6) of Annex A hereto, inclusive, shall have occurred. The obligation of Merger Sub to accept for payment and to pay for any Company Shares tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Company Shares tendered) shall be subject only to:

(i) the condition (the “Minimum Condition”) that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 1.1(c)), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the Company Shares then owned by Parent and Merger Sub (if any), represents at least a majority of (x) all then outstanding Company Shares, plus (y) all Company Shares issuable upon the exercise of all then outstanding Company Options that are vested and exercisable as of any then scheduled expiration date of the Offer or that would be vested and exercisable at any time within 90 calendar days following the then scheduled expiration date of the Offer assuming that the holder of such Company Options satisfies the vesting conditions applicable thereto (and after giving effect to the acceleration of any vesting that may occur as a result of the Offer), plus (z) all Company Shares issuable upon the exercise, conversion or exchange of any then outstanding securities (other than Company Options) that are exercisable or convertible into, or exchangeable for, Company Shares at any time within 90 calendar days following the then scheduled expiration date of the Offer; and

(ii) the other conditions set forth in Annex A hereto.

Parent and Merger Sub expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that:

(A)	decreases the Offer Price;

(B)	changes the form of consideration to be paid in the Offer;

(C)	reduces the number of Company Shares to be purchased in the Offer;

(D)	imposes conditions to the Offer that are in addition to the conditions to the Offer set forth in Annex A hereto and adverse to the Company’s stockholders;

(E)	amends the conditions to the Offer set forth in Annex A hereto so as to broaden the scope of such conditions to the Offer;

(F)	extends the Offer in any manner other than pursuant to and in accordance with the terms of Section 1.1(c); or

(G)	amends or waives the Minimum Condition.

The conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(b) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Shares pursuant to the Offer.

(c) Extension and Expiration of Offer. Subject to the terms and conditions of this Agreement and the Offer, the Offer shall expire at midnight, Eastern standard time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement:

(i) in the event that any of the conditions to the Offer, including the Minimum Condition and the other conditions set forth on Annex A hereto, are not satisfied or waived as of any then scheduled expiration date of the Offer, Merger Sub may (but shall not be required to) extend the Offer for one or more successive extension periods of ten (10) Business Days each in order to permit the satisfaction of the conditions to the Offer;

(ii) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq that is applicable to the Offer;

(iii) in the event that any of the conditions to the Offer set forth in clause (A)(1) and (A)(2) of Annex A hereto are not satisfied or waived as of any then scheduled expiration date of the Offer, but all of the other conditions to the Offer set forth on Annex A hereto shall have been satisfied or waived as of the then scheduled expiration date of the Offer, then Merger Sub shall extend the Offer for successive ten (10) Business Day periods each in order to permit additional time to satisfy such conditions to the Offer; and

(iv) in the event that the Minimum Condition is not satisfied as of any then scheduled expiration date of the Offer, but all of the other conditions to the Offer set forth in Annex A hereto shall have been satisfied or waived as of the then scheduled expiration date of the Offer, then Merger Sub shall extend the Offer for one or more periods, each of a length to be determined solely by Parent, to permit additional time to satisfy the Minimum Condition; provided, however, that Merger Sub shall not be required pursuant to this clause (iv) to extend the Offer for more than an aggregate of thirty (30) calendar days beyond the initial expiration date of the Offer;

provided, however, that notwithstanding the foregoing clauses (i)—(iv) of this Section 1.1(c), inclusive, in no event shall Merger Sub be required to extend the Offer beyond the Termination Date (as it may be extended pursuant hereto); and provided further, that the foregoing clauses (i)—(iv) of this Section 1.1(c), inclusive, shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to the terms of Article VIII hereof.

(d) Payment for Company Shares. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer, promptly (within the meaning of Rule 14e-1(c) under the Exchange Act) after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.1(c)). The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to Section 1.1(g).

(e) Subsequent Offering Period. After the expiration of the Offer, Merger Sub may (but shall not be required to), and the Offer Documents shall reserve the right to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than twenty (20) Business Days, which subsequent offering period shall commence immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) immediately accept for payment, and promptly pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period, as any such Company Shares are tendered during such subsequent offering period. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer, as so extended by such subsequent offering period, shall be paid net to the holder thereof in cash, subject to Section 1.1(g).

(f) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall:

(i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an Offer to Purchase, or portions thereof (the “Offer to Purchase”), and forms of the letter of transmittal and summary advertisement, if any, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”); and

(ii) cause the Offer Documents to be disseminated to all holders of Company Shares (collectively, the “Company Stockholders”).

Subject to the provisions of Section 6.2, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 1.2(a). The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other Legal Requirements. Parent and Merger Sub hereby agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. The Company hereby agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(g) Required Withholding. Each of Merger Sub, Parent and the depositary for the Offer shall be entitled to deduct and withhold from any amounts payable pursuant to the Offer such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i) unanimously determined that this Agreement is advisable;

(ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the holders of Company Shares;

(iii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the Tender and Voting Agreements, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as well as the Tender and Voting Agreements and the transactions contemplated thereby, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL, whether this Agreement is terminated pursuant to Article VIII under circumstances in which the Company is or may in the future be required to pay the Termination Fee Amount pursuant to the provisions of Section 8.4(b) or otherwise and thereafter Merger Sub elects to continue the Offer; and

(iv) unanimously resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and adopt this Agreement in accordance with the applicable provisions of Delaware Law;

provided, however, that such recommendation may be withheld, withdrawn, amended or modified solely in accordance with the terms of Section 6.2. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 6.2, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall:

(i) file with the SEC, concurrently with the filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”); and

(ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders, together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act).

Subject to the provisions of Section 6.2, the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board (including the Company Board Recommendation) set forth in Section 1.2(a) and Section 6.2(a). Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other Legal Requirements. The Company hereby further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub hereby agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to Parent, Merger Sub and their counsel any written comments the Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent with such information, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions), and with such assistance, as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares. Subject to any and all Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Merger; and

(iii) if (A) this Agreement shall be terminated pursuant to Article VIII and (B) Parent and Merger Sub shall withdraw the Offer or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, Parent and Merger Sub shall either (1) destroy any and all copies and any extracts or summaries from such information then in their possession or control (and if requested by the Company, certify in writing to such destruction) or (2) deliver (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control (it being understood and hereby agreed that if this Agreement is terminated pursuant to Article VIII, whether under circumstances in which the Company is or may in the future be required to pay the Termination Fee Amount pursuant to the provisions of Section 8.4(b) or otherwise, and Parent and Merger Sub elect to continue the Offer (as may be amended) notwithstanding the termination of this Agreement pursuant to Article VIII, Parent and Merger Sub shall be permitted to retain and use any and all such list of stockholders, mailing labels and listings or files of securities positions for purposes of disseminating and otherwise communicating the Offer and the related Offer Documents to the record and beneficial holders of Company Shares notwithstanding the termination of this Agreement).

(d) Rights of First Refusal. Solely in connection with the tender and purchase of Company Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Company Shares owned by, or issuable to, any Person, other than rights to repurchase unvested shares, if any, that may be held by Persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

1.3 Company Board Following Appointment Time.

(a) Composition of Company Board. Effective upon the initial acceptance for payment by Merger Sub of Company Shares pursuant to the Offer (the “Appointment Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.3(a)) and from time to time thereafter, Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.3) by (y) a fraction, the numerator of which is the number of Company Shares held by Parent and Merger Sub (after giving effect to the Company Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Company Shares. Promptly following a request by Parent, the Company shall take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board; provided, however, that at least two (2) members of the Company Board immediately prior to the Appointment Time shall be entitled to remain on the Company Board at all times from and after the Appointment Time until the Effective Time, and the Company shall take any and all action necessary to enable such persons to remain on the Company Board during such period (any such directors being referred to herein as “Continuing Directors”); provided further, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the Company shall not be required to take any action to replace any of the Continuing Directors (or otherwise appoint any person to serve as a “Continuing Director”) if no Continuing Directors remain on the Company Board. In the event that only one

Continuing Director shall remain on the Company Board (whether as a result of the resignation of other Continuing Directors or for any other reason), the sole remaining Continuing Director shall be entitled to elect or designate another person to serve as a “Continuing Director,” and the Company shall take all action to cause any person so elected or designated to be appointed to the Company Board (any person so appointed to the Company Board being deemed to be a “Continuing Director” for all purposes hereunder).

(b) Composition of Company Board Committees. From time to time after the Appointment Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on: (i) each committee of the Company Board; (ii) each board of directors of each Subsidiary of the Company; and (iii) each committee of each such board of directors of each Subsidiary of the Company, in each case to the fullest extent permitted by all applicable Legal Requirements, including the Marketplace Rules of the Nasdaq Global Market (the “Nasdaq Marketplace Rules”).

(c) Compliance with Nasdaq Marketplace Rules. Promptly after the Appointment Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by Rule 4350(c) the Nasdaq Marketplace Rules and make all necessary filings and disclosures associated with such status. Each Continuing Director shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq Marketplace Rules and at least one Continuing Director shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto.

(d) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 1.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent shall provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and affiliates, required by such Section 14(f) and Rule 14f-1.

(e) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a) and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to:

(i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company;

(ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement;

(iii) waive any of the Company’s rights under this Agreement; or

(iv) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger.

1.4 Top-Up Option.

(a) 90% Top-Up Option.

(i) The Company hereby grants to Parent and Merger Sub an irrevocable option (the “90% Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase with a promissory note, bearing simple interest at 6% per annum, and due thirty (30) days after the purchase (a “Promissory Note”), at a price per share equal to the Offer Price, that number of shares of Common Stock (the “90% Top-Up Option Shares”) equal to the lowest number of shares of Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries and controlled Affiliates at the time of such exercise, shall constitute ten thousand (10,000) shares more than 90% of the shares of Company Common Stock then outstanding (after giving effect to the issuance of the 90% Top-Up Option Shares); provided, however, (x) that the 90% Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the 90% Top-Up Option Shares), (y) that in no event shall the 90% Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company’s total authorized and unissued shares of Company Common Stock, and (z) that in no event shall the Top-Up Option be exercised by both of Parent and Merger Sub.

(ii) Provided that no Legal Requirement, Order or other legal impediment shall prohibit the exercise of the 90% Top-Up Option or the issuance of the 90% Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Parent or Merger Sub may exercise the 90% Top-Up Option, in whole but not in part, at any one time after the Appointment Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Article VIII hereof.

(iii) In the event Parent or Merger Sub wishes to exercise the 90% Top-Up Option, Parent or Merger Sub shall send to the Company a written notice (a “90% Top-Up Exercise Notice,” the date of which notice is referred to herein as the “90% Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the 90% Top-Up Option Shares which such party wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the 90% Top-Up Option (the “90% Top-Up Closing”). The Company shall, promptly after receipt of the 90% Top-Up Exercise Notice, deliver a written notice to Parent or Merger Sub confirming the number of 90% Top-Up Option Shares and the aggregate purchase price therefore (the

“90% Top-Up Notice Receipt”). At the 90% Top-Up Closing, Parent or Merger Sub shall pay the Company the aggregate price required to be paid for the 90% Top-Up Option Shares, by delivery of a Promissory Note in an aggregate principal amount equal to the amount specified in the 90% Top-Up Notice Receipt, and the Company shall cause to be issued to the party exercising the 90% Top-Up Option a certificate or certificates representing the 90% Top-Up Option Shares. Such certificates may include any legends that are required by federal or state securities laws.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (or a certificate of ownership and merger, as applicable) in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower, Suite 3300, San Francisco, California 94105-1126, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions) (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.14, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Moldflow Corporation.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.14, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) and (B) shares of Company Common Stock owned by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their dissenters’ rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(ii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

(d) Company Options. At the Effective Time, each Company Option then outstanding under any of the Company Option Plans shall be treated in accordance with the provisions of Section 6.12(a).

(e) Company Restricted Stock. At the Effective Time, each share of Company Restricted Stock then outstanding under any of the Company Option Plans shall be treated in accordance with the provisions of Section 6.12(b).

2.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. Promptly following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration and (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock then owned Parent, Merger Sub, the Company, or any direct or indirect, wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time (whether pursuant to the Offer or otherwise)) (such cash amount being referred to herein as the “Exchange Fund”).

(c) Payment Procedures. Promptly following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) and each holder of record (as of immediately prior to the Effective Time) of shares of Company Common Stock held in book-entry form, in each case which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment

Agent or to such other agent or agents as may be appointed by Parent or delivery of an agents’ message in respect of shares held in book-entry form, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or the holders of shares held in book-entry form shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II, and the Certificates so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates evidencing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock evidenced by such Certificates solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II. Notwithstanding anything to the contrary set forth in this Agreement, if any Certificate has not been surrendered prior to the date on which the Merger Consideration contemplated by this Section 2.8 in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims of interest of any Person previously entitled thereto.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company and Merger Sub.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (the disclosures in which Company Disclosure Schedule shall qualify only (i) the representations and warranties of the Company set forth in the corresponding Section of this Agreement, and (ii) the representations and warranties set forth in any other Section of this Agreement, but in the case of this clause (ii) if and to the extent that it is reasonably apparent from the text of such disclosure that it is applicable to the representations and warranties set forth in such other Sections of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in corporate good standing under Delaware Law. Each of the Company’s Subsidiaries is duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in corporate good standing in each jurisdiction where the character of its properties owned or leased or the nature of its respective business makes such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in corporate good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws or equivalent organizational documents, as amended to date, of the Company and (b) the minutes of all meetings of the stockholders, the Company Board and each committee of the Company Board since July 1, 2004. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.2 Subsidiaries.

(a) Section 3.2(a) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable (to the extent required under the applicable governing documents) and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens.

(c) There are no outstanding (i) securities of any of the Company’s Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from any of the Company’s Subsidiaries, or that obligate any of the Company’s Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.3 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the approval of the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger), other than, in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b) Assuming that the representations of Parent and Merger Sub contained in Section 4.6 are accurate, and if the holdings of Company Common Stock by Parent and/or Merger Sub do not meet the threshold required by Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a class (the “Requisite Stockholder Approval”), is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Legal Requirements or otherwise) to adopt this Agreement and approve the Merger.

(c) The Company Board has taken all action reasonably necessary to (i) render the Company Rights inapplicable to this Agreement, the Tender and Voting Agreements, the Offer, the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (A) neither Parent nor any of its stockholders or Affiliates is or will become an “Acquiring Person” (as defined in the Company Rights Plan) solely by reason of this Agreement, the Tender and Voting Agreements, the Offer, the Merger and the other transactions contemplated by this Agreement, (B) a “Distribution Date” (as defined in the Company Rights Plan) shall not occur solely by reason of this Agreement, the Tender and Voting Agreements, the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender and Voting Agreements and (C) the Company Rights shall expire at the Appointment Time.

(d) The Compensation Committee of the Company Board (the “Compensation Committee”) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, (A) each Company Option Plan, (B) the treatment of Company Options, shares of Company Restricted Stock and Restricted Stock Units in accordance with the terms set forth in this Agreement, the applicable Company Option Plan and any applicable Employee Plan, (C) the terms of Section 6.12, Section 6.13 and Section 6.14 of this Agreement and (D) each other Employee Plan that under the terms of this Agreement is required to be set forth in Section 3.17(a)(ii) of the Company Disclosure Schedule, which resolutions have not been rescinded, modified or withdrawn in any way and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) forty million (40,000,000) shares of Company Common Stock and (ii) five million (5,000,000) shares of Company Preferred Stock. As of the close of business on April 30, 2008: (A) 12,104,522 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding and (C) 647,199 shares of Company Capital Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock have been validly issued, fully paid, nonassessable and are free of any preemptive rights. Since the close of business on April 30, 2008, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options granted under a Company Option Plan.

(b) Section 3.4(b) of the Company Disclosure Schedule specifies (i) the number of shares of Company Common Stock that are subject to issuance pursuant to

Company Options, Company Restricted Stock and Restricted Stock Units outstanding as of close of business on April 30, 2008 and (ii) the exercise price for each Company Option. As of the close of business on April 30, 2008, 943,545 shares of Company Common Stock were reserved for future issuance pursuant to stock awards not yet granted under the Company Option Plans.

(c) Except as set forth in this Section 3.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Company Securities.

3.5 Non-contravention; Required Consents.

(a) Assuming compliance with the matters referred to in Section 3.5(b), subject to obtaining the Requisite Stockholder Approval, the execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their or its properties or assets may be bound, (iii) violate or conflict with any law or Order applicable to the Company or by which any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent or delay the consummation of the Offer or the Merger.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger), except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.6 SEC Reports. Since June 30, 2005, the Company has filed or furnished (as applicable) all forms, reports and documents with the SEC that were required to be so filed or furnished (as applicable) by it under the Exchange Act or the Securities Act and, after the date of this Agreement and until the expiration date of the Offer, the Company will file all forms, reports and documents with the SEC that are required to be filed by it under the Exchange Act or the Securities Act (all such forms, reports and documents (as have been amended since the time of their filing), as well as any other forms, reports or other documents, filed or furnished (as applicable) by the Company with the SEC on or prior to the expiration date of the Offer that are not required to be so filed or furnished, being collectively referred to herein as the “SEC Reports”). Each SEC Report complied or will comply, as the case may be, as of its filing date as of its respective effective date (in the case of the SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act), as of its respective filing date (in the case of all other SEC Reports), or, in each case, if amended prior to the date hereof, as of the date of the last amendment, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable rules and regulations of the Securities Act, the Exchange Act or as otherwise promulgated by the SEC, each as in effect on the date such SEC Report was filed. True and correct copies of all Company SEC Reports filed since June 30, 2005 until prior to the date hereof, whether or not required under the Securities Act or the Exchange Act have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as publicly available from the SEC, since June 30, 2005 the Company has not received from the SEC any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by it with the SEC or any notice from the SEC that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Company’s knowledge, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC of any SEC Reports (including the financial statements included therein). None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. Neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.7 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods indicated therein (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements as permitted by Form 10-Q under the Exchange Act), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the respective periods indicated therein (subject, in the case of unaudited statements to normal year-end adjustments).

(b) The Company and each of its Subsidiaries has established and maintains and adheres a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal accounting controls utilized by the Company and its Subsidiaries, or (B) any fraud, whether or not material, that involves the Company’s internal control over financial reporting.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(d) Since June 30, 2005, the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director or officer of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(e) To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(f) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(g) The Company has provided to Parent copies of all SAB 99 memoranda prepared by, on behalf of or for the benefit of the Company since January 1, 2004.

3.8 Schedule 14D-9; Proxy Statement; Offer Documents.

(a) The Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b) The information relating to the Company and its Subsidiaries to be contained in the proxy statement (if any) that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the in the Proxy Statement.

(c) None of the information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in Offer Documents will, on the date the Offer Documents are first sent to the Company Stockholders and at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports, filed or furnished with the SEC prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement (including the Offer and the Merger), (d) executory obligations under any Contract to which the Company is a party or is bound as of the date of this Agreement, and (e) other Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10 Absence of Certain Changes. Except as disclosed in the SEC Reports filed or furnished with the SEC prior to the date of this Agreement (and specifically excluding any disclosure set forth in any risk factor section and in any section relating to forward-looking statements of such SEC Reports), since June 30, 2007, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, and there has not been or occurred and there does not exist, as the case may be:

(a) any Company Material Adverse Effect;

(b) other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

(c) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Leased Real Property or Assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(d) any change in any method of accounting or accounting principles or practice, or material Tax election, by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles;

(e) any amendment of the Company’s certificate of incorporation or bylaws;

(f) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities;

(g) (i) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities by the Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (iii) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to employees or direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances) other than in the ordinary course of business consistent with past practice, and, with respect to each of clauses (i), (ii), (iii) and (iv);

(h) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement, including the Offer and the Merger); or

(i) any resignation of any executive officer of the Company.

3.11 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean each of the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer, consultant or employee of the Company or its Subsidiaries or member of the Company Board providing (A) for an annual base salary in excess of $150,000 or (B) with any employee or consultant of the Company designated by management of the Company as “KEIP Staff” or “Sales Management Staff”.

(iii) in the case of any Contract that is not an Employee Plan, any of the benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Offer and the Merger); and in the case of an Employee Plan, any of the benefits of which will be increased or the vesting of the benefits will be accelerated by the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Offer and the Merger);

(iv) any Contract providing for indemnification or any guaranty (in each case, under which the Company has continuing obligations as of the date hereof), (A) other than any guaranty by the Company of any of its Subsidiary’s obligations, (B) any Contract providing for indemnification entered into in connection with the distribution, sale or license of services or hardware or software products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in Company’s standard forms of such agreements as provided or made available to Parent or (C) any Contract providing for obligations with respect to indemnification not in excess of $200,000;

(v) any Contract containing any covenant, commitment or other obligation (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property Rights or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) containing “most favored nation” or similar provision, (D) including any “take or pay” or “requirements” obligation or (E) prohibiting the Company or any of its Subsidiaries (or, after the Effective Time, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(vi) any Contract containing any obligation for the Company or its Subsidiaries to pay royalties either (A) on a one-time basis in excess of $100,000 or (B) in any amount where such royalties are paid or measured relative to volume or revenue generated by any Company Product;

(vii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(viii) the Contracts in each of the following categories (which, in each case, shall be determined by revenue derived or expended by the Company, as the case may be, under such Contract (irrespective of the counterparty thereto) for the fiscal year ended June 30, 2007): (A) the top ten (10) end-user or customer Contracts, (B) the top five (5) value added reseller Contracts, (C) the top ten (10) distributor Contracts, (D) the top ten (10) supplier Contracts and (E) the top ten (10) OEM Contracts;

(ix) any Contract to provide source code to any third party for any Company Product, including any Contract to put such source code in escrow with a third party on behalf of a licensee or contracting party;

(x) any Contract containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months;

(xi) any Contract (A) to license any third party to manufacture or reproduce any Company Products or (B) to authorize any third party to sell, license or distribute any Company Products, which Contracts deviate in any respect from the Company’s standard form of distribution, finders fee or reseller agreements;

(xii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $500,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(xiii) any settlement Contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $250,000 as to such settlement;

(xiv) any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $500,000 or more in any individual case during a twelve (12) month period and is not disclosed pursuant to clauses (i) through (xiii) above; and

(xv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any product or service offerings of the Company or otherwise have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xiv) above.

(b) Section 3.11(b) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound and identifies each subsection of Section 3.11(a) that describes such Material Contract.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.12 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with all Legal Requirements applicable to the Company and its Subsidiaries, except for any noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.13 Permits. The Company and its Subsidiaries are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened in writing, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.14 Litigation; Orders.

(a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing (i) against the Company, any of its Subsidiaries that (A) involves an amount in controversy in excess of $250,000 or the subject matter of which involves allegations of fraud or intentional or willful misrepresentation by the Company or its Subsidiaries, (B) seeks material injunctive relief, or (C) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, have a Company Material Adverse Effect, or (ii) to the knowledge of the Company, against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such), whether or not naming the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Leased Real Property, is subject to any outstanding Order.

3.15 Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely filed all material U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations, and such Tax Returns, in all material respects, are true and correct and have been completed in accordance with applicable law.

(b) Each of the Company and its Subsidiaries has (i) timely paid all material Taxes it is required to pay, and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes, value-added taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other Taxes (including, but not limited to, all Taxes required to be reported and withheld on any U.S or non-U.S. stock options) required to be withheld.

(c) Neither the Company nor any of its Subsidiaries had any liabilities for material unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on such balance sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business.

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(e) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No material adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Governmental Authority. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.

(f) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Encumbrances.

(g) Neither the Company nor any of its Subsidiaries is, or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(h) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(i) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code (or in the case of (a) and (b), under any similar provision of applicable law), (c) installment sale or open transaction disposition or (d) prepaid amount.

(j) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(l) The Company and each of its subsidiaries is in material compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and, to the Company’s knowledge, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(m) To the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business;

(n) The transactions contemplated by this Agreement (including the Offer and the Merger) will not result in the payment or series of payments by the Company or any of its Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other similar payment, which is not deductible for federal, state, local or foreign Tax purposes. Additionally, there is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement which, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to or Section 280G of the Code, (ii) is subject to Section 409A of the Code, or (iii) could require Parent or any affiliate of Parent to gross up a payment to any employee of the Company or any of its Subsidiaries for Tax related payments or cause a penalty tax under Section 409A of the Code.

(o) The Company and its Subsidiaries are in compliance in all material respects with the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code, and, to the Company’s knowledge, such compliance supports in all material respects a more likely than not standard required under Financial Interpretation No. 48 of FASB Statement No. 109 (“FIN 48”).

(p) To the Company’s knowledge, the Company and its auditors have identified all material uncertain tax positions contained in all material Tax Returns filed by the Company and/or its Subsidiaries and have, for all such positions, established adequate reserves and made appropriate disclosures in the financial statements in accordance with the requirements of FIN 48.

(q) The Company has made available to Parent all Tax Returns and all FIN 48 work papers of the Company and each of its Subsidiaries reasonably requested by Parent for all periods since January 1, 2005.

3.16 Environmental Matters.

(a) Condition of Property. Except in compliance with Environmental Laws in a manner that would not reasonably be expected to subject the Company or any of its Subsidiaries to material liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any Subsidiary, or to the knowledge of the Company was present on any former Business Facility at the time it was previously owned, operated, occupied, controlled or leased by the Company or any Subsidiary.

(b) Hazardous Materials Activities. The Company and its Subsidiaries have conducted all Hazardous Material Activities relating to the business in compliance in all material respects with all applicable Environmental Laws, except for such failure to comply that would not reasonably be expected to result in a material liability to the Company or any Subsidiary. Except as would not reasonably be expected to result in a material liability, neither the Company nor any Subsidiary has exposed any individual to Hazardous Materials in connection with any Hazardous Materials Activities.

(c) Permits. The Company and its Subsidiaries are in compliance with all Environmental Permits which are in force with respect to their Hazardous Materials Activities, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Environmental Litigation. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s knowledge, threatened in writing, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any Subsidiary relating to the business, or any Business Facility.

(e) Environmental Liabilities. Neither the Company nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any Subsidiary.

(f) Reports and Records. The Company has delivered to Parent all records in the Company’s and its Subsidiaries’ possession concerning the Hazardous Materials Activities of the Company and its Subsidiaries relating to the business and all environmental audits and environmental assessments of any Business Facility.

3.17 Employee Benefit Plans.

(a) Sections 3.17(a)(i) and Section 3.17(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority within the past three years relating to any compliance issues in respect of any such Employee Plan; (F) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of Legal Requirements necessary to obtain the most favorable tax treatment and (G) all amendments, modifications or supplements to any such document.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Legal Requirements, including the applicable provisions of ERISA, the Code and the codes of practice issued by any Governmental Authority. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination or opinion letter from the IRS to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(d) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made under applicable Legal Requirements, any applicable Collective Bargaining Agreement and the terms of such Plan. To the knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could reasonably be expected to be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or codes of practice issued by any Governmental Authority, Collective Bargaining Agreement or any other applicable Legal Requirements. Except as required by Legal Requirements, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to increase any benefits under any Employee Plan.

(e) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) No Employee Plan is (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state, local or foreign law.

(i) All such non-qualified deferred compensation plans or arrangements subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.

(j) Each Company Option or other similar right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A, any the proposed or final regulations or other IRS guidance issued with respect thereto), and (iv) has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements included in documents filed with the SEC and provided to Parent.

(k) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Offer or the Merger) will, either alone or in conjunction with any other event (including any termination, severance, change of control, dismissal or separation from duties), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(l) No deduction for federal income tax purposes has been disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

(m) All contracts of employment or for services (i) with any employee of the Company or any of it Subsidiaries who provide services outside the United States in a jurisdiction in which, as of the date of this Agreement, the Company has more than fifteen (15) employees (“Foreign Employees”), or (ii) with any director, independent contractor or consultant of or to the Company or any of its Subsidiaries, can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation in excess of $100,000 (other than a payment or other consideration or benefit applicable by virtue of Legal Requirements or compensation for unfair dismissal applicable by virtue of law or any equivalent remedy under applicable local law).

(n) No promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no International Employee Plan has liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries).

(o) Except as required by applicable Legal Requirements and except as otherwise expressly permitted under this Agreement, no condition or term under any relevant Employee Plan Document exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan or International Employee Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for accrued benefits).

3.18 Labor Matters.

(a) Except as required by applicable Legal Requirements, neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no pending activities or proceedings or, to the knowledge of the Company, threatened in writing by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats in writing thereof by or with respect to any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees or the Company or any of its Subsidiaries since December 31, 2002.

(b) The Company and its Subsidiaries have complied in all material respects with applicable Legal Requirements and Orders relating to employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(c) Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

3.19 Real Property.

(a) Section 3.19(a) of the Company Disclosure Schedule lists all real property owned by the Company and its Subsidiaries (collectively, the “Owned Real Property”). With respect to such owned real property, the Company or one of its Subsidiaries, as applicable, has good and marketable title to such owned real property, free and clear of all Liens, other than Permitted Encumbrances.

(b) Section 3.19(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing leases or subleases (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property, the “Leased Real Property” and collectively with the Owned Real Property, the “Real Property”) including, with respect to each Lease, the name of the lessor, master and sublessor, the date of the Lease and each amendment thereto, and the aggregate annual rental payable thereunder. The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens other than Permitted Encumbrances. Section 3.19(b)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all real property leased or subleased by the Company or any of its Subsidiaries to any Person including, with respect to each such Lease, the name of the master lessor, sublessor and sublessee, the date of the Lease and each amendment thereto, and the aggregate annual rental payable thereunder. The Leases are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Lease, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, except for such failure to be in full force and effect or such breaches or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any Real Property. The Company and its Subsidiaries currently occupy all of the Real Property for the operation of their business. Neither the Company nor any Subsidiary has transferred or assigned any interest in any Lease, nor has the Company or any Subsidiary subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity, except as described in Section 3.19(b)(ii) of the Company Disclosure Schedule.

(d) As of the date of this Agreement, to the Company’s knowledge, the landlord under each Lease has complied with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including the timely completion of construction of the leased premises in a good and workmanlike manner and otherwise in accordance with the Leases.

(e) There is no pending or, to the Company’s knowledge, threatened condemnation or similar proceeding affecting any Owned Real Property or any portion thereof, or any special assessments that are reasonably likely to materially and adversely affect the Owned Real Property.

(f) The operations of the Company and any of its Subsidiaries on the Owned Real Property, including the improvements thereon, does not violate in any material respect any applicable Legal Requirement, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(g) To the knowledge of the Company, each Real Property and all of its operating systems are in good operating condition and repair (subject to normal wear and tear) and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(h) Neither the Company nor any Subsidiary has received any notice from any insurance company of any defects or inadequacies in any Owned Real Property or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made.

3.20 Assets; Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under Contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Encumbrances or defects in title that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.21 Intellectual Property.

(a) Section 3.21(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Products and all Domain Names under which Company operates its business.

(b) Section 3.21(b) of the Company Disclosure Schedule contains a complete and accurate list of the Company Registered IP and material unregistered Trademarks, in each case listing, as applicable, (i) the name of the applicant/registrant, inventor/author and current owner, (ii) the jurisdiction of the application/registration, (iii) the application or registration number, (iv) the filing date, and issuance/registration/grant date, and (v) the prosecution status thereof.

(c) The Company Registered IP that is not an application is valid, in good standing and enforceable and applications that are Company Registered IP are in good standing. The Company has no knowledge of any information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of such Company Registered IP invalid or unenforceable, or would materially affect any pending application for any Company Registered IP in an adverse manner. The Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application or proceedings for any Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered IP.

(d) With respect to each item of Company Registered IP as of the Closing Date: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Governmental Authority or domain name registrar for the purposes of maintaining such Company Registered IP; (ii) each item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and (iii) is not subject to any unpaid taxes. There are no actions that must be taken with respect to each item of Company Registered IP within ninety (90) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates to maintain, perfect, preserve or renew any Company Registered IP.

(e) The Company or its Subsidiaries have valid or enforceable written agreements with respect to Company Intellectual Property Rights, pursuant to which: (i) Company or its Subsidiaries have obtained complete, unencumbered, irrevocable and unrestricted ownership and is the exclusive owner of, all such owned Company Intellectual Property Rights by valid assignment or otherwise (including the rights to recover unrecovered past, present and future damages for infringement or misappropriation of such Intellectual Property Rights), (ii) the other parties thereto have not retained and do not have any rights or licenses with respect to the owned Company Intellectual Property Rights, and

(iii) Company and its Subsidiaries have obtained waivers of Moral Rights to the fullest extent allowed under applicable Legal Requirements. This Agreement and the transactions contemplated hereunder do not conflict with or violate such third party agreements and no basis exists for such third party to challenge or object to this Agreement. In each case in which the Company or any of its Subsidiaries have acquired ownership of any Company Registered IP, Company or its Subsidiaries have recorded each such acquisition with the relevant Governmental Authority or domain name registrar in the United States.

(f) Section 3.21(f) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts (such Contracts, the “Company IP Agreements”) (i) under which the Company or any of its Subsidiaries use or have acquired ownership or the right to use any Company IP, other than Shrink-Wrap Software and employee agreements entered into in the ordinary course of business, including where applicable an identification of any exclusive Contract as such, or (ii) under which the Company or any of its Subsidiaries have licensed to others the right to use or agreed to transfer or assign to others any Technology or Intellectual Property Rights that are or were any time after January 1, 2000, Company IP and/or Company Products, other than customer licenses, distribution agreements and non-disclosure agreements entered into in the ordinary course of business. Each Company IP Agreement is valid and binding on the Company and/or its Subsidiaries (as applicable) and is in full force and effect. Neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Company IP Agreement, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto. To the knowledge of the Company, there are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements.

(g) The Company and its Subsidiaries own or have sufficient rights to all Intellectual Property Rights and Technology, used in, necessary for, and that would be infringed by, the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted by Company. Without limiting the foregoing, to the knowledge of the Company, the Company and its Subsidiaries have the right to use all software development tools, library functions, or compilers that the Company or its Subsidiaries (i) use to create, modify, compile, or support the Company Products that are Software or (ii) use to provide any Company Products that are services. Neither the operation of the business of the Company nor the use, provision, support, reproduction, making, distribution, marketing, sale, license or display of the Company Products by Company or its Subsidiaries, did, do, or will: (A) infringe or misappropriate the Intellectual Property Rights of any Person; (B) violate the rights of any Person (including rights to privacy or publicity); or (C) constitute unfair competition or trade practices under the Legal Requirements of any relevant jurisdiction (nor does Company have knowledge of any basis therefore).

(h) The Company and its Subsidiaries own all right, title and interest in the owned Company Intellectual Property Rights, free and clear of all Liens other than

(i) obligations arising under the terms of any of the Company IP Agreements listed on Section 3.21(f) of the Company Disclosure Schedule and (ii) Permitted Encumbrances. Following Closing, all Company Intellectual Property Rights will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party. The Company and its Subsidiaries have, and following Closing, the Parent will have, the exclusive right to bring actions against any person that is infringing any Company Intellectual Property Rights and to retain for themselves any damages recovered in any such action. Neither Company nor its Subsidiaries have transferred ownership of, let lapse or enter into the public domain or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of any Company Intellectual Property Rights to any other Person. No Person other than Company or its Subsidiaries have ownership rights or exclusive license rights to any improvement or derivative works made by or for Company or its Subsidiaries in any Company IP.

(i) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property Rights or which the Company and each of its Subsidiaries otherwise have a legal obligation or duty to protect and preserve, and to the knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. The Company and its Subsidiaries have a policy requiring employees and consultants and contractors to execute a confidentiality and assignment agreement substantially in a Company standard form previously provided to Parent which (i) assign to the Company and its Subsidiaries all right, title and interest (including the sole right to enforce) in any Intellectual Property Rights arising from said individual’s work for the Company or its Subsidiaries to the fullest extent permitted under applicable Legal Requirements and (ii) provide reasonable protection for Trade Secrets of the Company and its Subsidiaries. All current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company IP have executed such agreements, and to the Company’s knowledge no party to any such agreement is in breach thereof.

(j) To the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) is infringing upon or otherwise violating any Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging the same.

(k) There is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the knowledge of the Company, filed or threatened with respect to (i) any alleged infringement or other violation in any material respect by the Company or any of its Subsidiaries or any Company Product or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party or (ii) any challenge to the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP. The Company and its Subsidiaries are not subject to any Order of any Governmental Authority that restricts or impairs the use, transfer or licensing of any Company IP or other Intellectual Property Rights.

(l) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Company Technology, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) any payment of fees, penalties, royalties or expenses under any Company IP Agreement that would not have been payable absent this Agreement and the consummation of the transactions contemplated hereby, (iv) change in the scope or nature of any Intellectual Property Rights granted to, or by, the Company or its Subsidiaries, (v) Company or its Subsidiaries being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses. or (vi) the imposition of any Lien on any Company IP owned by the Company or its Subsidiaries. No Contract of the Company or its Subsidiaries will, following the Closing, result in Parent or any of its Subsidiaries or Affiliates (A) being required to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ or Affiliates’ Intellectual Property Rights (other than Company Intellectual Property Rights), (B) being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (C) being obligated to pay any incremental royalties or other material amounts, offer any incremental discounts or being bound by any “most favored pricing” terms to any third party.

(m) Section 3.21(m) of the Company Disclosure Schedule sets forth a list of all Freeware that is included in Company Technology, or provided or distributed with, any Company Product and for each use of Freeware: (i) a description of the functionality of the Freeware, (ii) the applicable license terms and website (or other source) from which the Freeware was obtained, (iii) the applicable Company Product and (iv) any modifications to such Freeware made by the Company or its Subsidiaries.

(n) Neither the Company nor any of its Subsidiaries have granted any Intellectual Property Rights for any Source Code to any Person, or have entered into any Source Code escrow agreements. To the knowledge of the Company, no Source Code for any of the Company Products has been published or disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the knowledge of the Company, by any other person except as authorized by the Company under a non-disclosure agreement. To the knowledge of the Company, no condition has occurred that would trigger a right or obligation to release any Source Code for any Company Product. The consummation of the transactions contemplated hereby (including the Offer and the Merger) will not trigger a right or obligation to release any Source Code for any Company Product under any escrow arrangement.

(o) The Company’s and its Subsidiaries’ collection and dissemination of personally identifiable customer information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by the Company and its Subsidiaries and any applicable Legal Requirements.

(p) To the knowledge of the Company, there are no (i) defects or errors that permit unauthorized access to computers or systems of users through those Company Products or Company Technology, (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access to, or the unauthorized disruption, impairment, disablement or erasure of, such Company Product or Company Technology (or all parts thereof) or data or other software of users, (iii) any defects or errors which have led or would reasonably be expected to lead to any broad or limited recall of the Company Products, (iv) any defects or errors which affect the safety or materially affect the functionality or use of the Company Products for their intended purposes, or (v) any defects or errors which would breach any Contract entered into by the Company or its Subsidiaries with respect to the Company Products.

(q) Company and its Subsidiaries have taken commercially reasonable measures to prevent viruses and other disabling codes from entering Company Products and Company Technology and otherwise safeguard the information technology systems of the Company and its Subsidiaries described in Section 3.21(q)-1 of the Company Disclosure Schedule. To the knowledge of the Company, there have been no successful unauthorized intrusions or breaches of the security of information technology systems of the Company and its Subsidiaries. The Company and its Subsidiaries have appropriate disaster recovery plans procedures and facilities for the business as described on Section 3.21(q)-2 of the Company Disclosure Schedule.

(r) Neither the Company nor any of its Subsidiaries have extended or granted any refund rights with respect to any Company Products. None of Company’s or its Subsidiaries’ customers, the distributors of the Company Products, or end users have claimed to Company or its Subsidiaries (or to their distributors), that the Company Products are materially defective or otherwise not in compliance with the applicable Warranties. The Company has no knowledge of any fact or of the occurrence of any event that might reasonably form the basis of any present or future claim against the Company or its Subsidiaries, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any Warranties that would have, individually or in the aggregate, a Company Material Adverse Effect. “Warranties” shall mean all obligations to service, repair (including to provide fixes to program errors), replace, credit, refund and other obligations based upon or arising out of express and implied warranties made or deemed made in connection with the provision, license or sale of Company Products.

3.22 Export Control and Import Laws.

(a) To the knowledge of the Company, the Company and each of its Subsidiaries have complied with all applicable export and reexport control laws and regulations (“Export Controls”), including but not limited to the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations. Neither the Company nor any of its

Subsidiaries has directly or indirectly sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or person prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations. To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable import laws and regulations (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(b) Section 3.22 of the Company Disclosure Schedule accurately lists all of the Export Control Classification Numbers for Company Products and no Company Products require or are subject to authorization from a Governmental Entity for the export of commercial encryption items.

(c) No action, proceeding, writ, injunction, claim, request for information or subpoena is pending, or the Company’s knowledge, threatened, concerning or relating to any Export or Import activity of the Company or any Subsidiary. No voluntary self disclosures have been filed by or for the Company or any of its Subsidiaries with respect to any violations of Export Controls and Import Regulations.

3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in an amount and covering such risks that are customarily carried or covered, respectively, by companies conducting business similar to that of the Company. All such insurance policies are in full force and effect, no written notice of cancellation has been received by the Company, and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened, in writing, termination of, or material premium increase with respect to, any such policies.

3.24 Foreign Corrupt Practices Act. To the knowledge of the Company, neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

3.25 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements entered into in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

3.26 Brokers. Except for Jefferies & Co. (true and correct copies of whose engagement letter has been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Offer and the Merger).

3.27 Opinion of Financial Advisors. The Company has received the opinion of Jefferies & Co. to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the Offer Price and the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and as of the date hereof, such opinion has not been withdrawn, revoked or modified.

3.28 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub contained in Section 4.5 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL, and any other similar applicable state anti-takeover law or regulation, are not applicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, or the Tender and Voting Agreements or the transactions contemplated thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in corporate good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in corporate good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in corporate good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder (including the Offer and the Merger). The execution and delivery of this Agreement by Parent and

Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby (including the Offer and the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

4.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub or, (ii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound except in the case of clause (ii) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger), except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4 Offer Documents; Schedule 14D-9; Proxy Statement.

(a) The Offer Documents, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Offer Documents.

(b) None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 will, on the date the Schedule 14D-9 is first sent to the Company Stockholders or at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in Proxy Statement will, on the date the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.6 Funds. Parent has, or at each of the Appointment Time and at the Effective Time will have, sufficient cash necessary to pay the aggregate Offer Price and the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby and to consummate the Offer and the Merger.

4.7 Litigation. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened in writing against the Parent, Merger Sub or any other Subsidiary of Parent challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, individually or in the aggregate have a Parent Material Adverse Effect.

4.9 Certain Compensation Arrangements. The parties acknowledge that certain payments are to be made and certain benefits are to be granted according to certain employment compensation, severance and other employee benefit plan(s) to which Parent will be a party (the “Parent Arrangement(s)”) to certain Company Stockholders and holders of other securities of the Company (the “Covered Securityholders”). Parent hereby represents and warrants that all such amounts payable under Parent Arrangement(s) (i) will be paid or granted as compensation for future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) will not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Parent also hereby represents and warrants that (i) the adoption, approval, amendment or modification of each Parent Arrangement will be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of Parent in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) will otherwise be applicable thereto assuming that the Company Board has taken all necessary actions by it to cause such safe harbor to be applicable.

ARTICLE V

INTERIM CONDUCT OF BUSINESS

5.1 Affirmative Obligations of the Company. Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Schedule or (c) as approved in advance by Parent in writing (which approval will not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Appointment Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Legal Requirements, including (subject to the requirements of Section 5.2(m)) by paying its debts and Taxes in the ordinary course of business, in each case subject to good faith disputes over such debts or Taxes, and (ii) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2 Negative Obligations of the Company. Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule or (iii) as approved in advance by Parent in writing (which approval will not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Appointment Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the (i) issuance and sale of Company Shares pursuant to Company Options or other equity awards outstanding on the date of this Agreement or (ii) the grant (in one grant or a series of grants) of Company Options (but not the issuance of shares of Company Restricted Stock or the grant of Restricted Stock Units) with respect to not more than 1,500 shares of Company Common Stock to any employee and not more than an aggregate of 25,000 shares of Company Common Stock to all employees, with each grant at an exercise price equal to the fair market value of the Company Common Stock as of the date of grant, solely to employees of the Company hired after the date of this Agreement in the ordinary course of business consistent in amounts with past practice and with terms and conditions consistent with the terms of the Company Option Plans (including with respect to vesting and acceleration);

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities; provided, however, that nothing in this clause (c) shall prohibit (i) tax withholding and exercise price settlement upon the exercise of Company Options or the lapse of the risk of forfeiture under Company Restricted Stock outstanding on the date of this Agreement, or (ii) repurchases of Company Restricted Stock in connection with the termination of the services relationship pursuant to written Contracts in effect on the date of this Agreement;

(d) other than cash dividends (which do not result in, or give rise to, a material Tax liability to the Company or any of its Subsidiaries) made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries , split, combine or reclassify any shares of capital stock of the Company or its Subsidiaries, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or its Subsidiaries, or make any distribution in respect of the shares of capital stock of the Company or its Subsidiaries;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Offer and the Merger);

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances), except in each case for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice, (B) loans or advances to direct or indirect wholly-owned Subsidiaries and (C) replacement letters of credit entered into in the ordinary course of business consistent with past practice containing substantially the same material terms (including the same beneficiary and the same letter of credit amount) as the letter of credit for which it replaces;

(g) except as may be required by applicable Legal Requirements, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, policy or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof;

(h) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates (other than loans, advances or capital contributions to directly or indirectly wholly-owned Subsidiaries);

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(j) enter into, amend, or extend any Collective Bargaining Agreement;

(k) acquire, sell, lease, license or dispose of any property or tangible assets in any single transaction or series of related transactions, except either (i) transactions pursuant to existing Contracts which are not material to the Company, individually or in the aggregate or (ii) the license of Company Products in the ordinary course of business consistent with past practice on a non-exclusive basis;

(l) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, make any change in any of the accounting principles or practices used by it;

(m) (i) make or change any material Tax election, (ii) file any material income Tax Return or any amended Tax Return, (iii) settle or compromise any material Tax liability, (iv) adopt or change any Tax accounting method or (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(n) enter into a Company IP Agreement (except for the grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice) or amend any Company IP Agreement (except where such amendment is solely the grant of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice) or grant any release or relinquishment of any rights under any Company IP Agreement;

(o) (i) enter into any Lease (whether as a lessor, sublessor, lessee or sublessee) or (ii) materially modify, amend or exercise any material right to renew any Lease or waive term or condition thereof or grant any consents thereunder; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property or any part thereof;

(p) (i) sell, lease, license or transfer to any person or entity any rights to any Company Intellectual Property Rights (except for non-exclusive grants in the ordinary course of business consistent with past practices), (ii) purchase or license any Intellectual Property Rights or enter into any Contract or modify any existing Contract with respect to the Intellectual Property Rights of any person or entity (except for (A) Shrink-Wrap Software or (B) Approved Freeware that is used by the Company or its Subsidiaries but not incorporated into or used in connection with any Company Products; (iii) enter into any Contract or modify any existing Contract with respect to the development of any Intellectual Property Rights with a third party, or (iv) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Products or Technology of the Company;

(q) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any Contract (other than in the ordinary course of business) which would reasonably be expected to result in a Company Material Adverse Effect or (iii) authorize, incur or commit to incur any new capital expenditures with obligations to the Company or any of its Subsidiaries in excess of $100,000 on an individual basis or $500,000 in the aggregate in any consecutive three-month period; provided, however, that nothing in this clause (q) shall prohibit the Company from making any capital expenditure required pursuant to any Contract to which the Company is a party on the date hereof and which is set forth in the Company Disclosure Schedule;

(r) settle or compromise any pending or threatened Legal Proceeding (including any litigation commenced after the date hereof against the Company or any of its directors by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger)) or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities: (i) that are reflected or reserved against in full in the Balance Sheet or incurred since June 30, 2007 in the ordinary course of business consistent with past practice; or (ii) that do not (A) include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company, (B) involve payments by the Company or any of its Subsidiaries that exceed, individually or in the aggregate, $250,000, or (C) contain an admission of liability by the Company or its Subsidiaries;

(s) except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets including writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(t) except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the Company Stockholders other than the Company Stockholders’ Meeting;

(u) hire any employee or contractor without requiring them to execute the Company’s applicable standard form of confidentiality and inventions assignment agreement, other than contractors who are not reasonably expected to have access to any confidential information of the Company or any of its Subsidiaries;

(v) (i) waive any transfer restriction contained in any agreement evidencing any outstanding Company Restricted Stock or (ii) otherwise take any action to permit any holder of Company Restricted Stock to tender any shares of Company Restricted Stock in the Offer; or

(w) enter into a Contract to do any of the foregoing or knowingly take or fail to take any action (A) which causes or results, or is reasonably likely to cause or result, in any of the conditions to the Offer set forth in Annex A hereto not being satisfied or in any of the representations and warranties of the Company set forth in this Agreement to be inaccurate as of the time of such action or the expiration date of the Offer, or (B) that would materially impair the ability of the Company to consummate the transactions contemplated hereby (including the Offer and the Merger) in accordance with the terms hereof or materially delay such consummation).

5.3 Approvals. In the event that the Company shall desire to refrain from taking any action that is otherwise required by Section 5.1 or to take an action that is otherwise prohibited pursuant to Section 5.2, the Company may request Parent’s approval of such non-action or action by sending an e-mail or facsimile request to each of the individuals set forth in Section 5.3 of the Company Disclosure Schedule, and in response to any such request, Parent shall be deemed to have given its approval to any such request if any one of such individuals shall grant Parent’s approval to the Company’s request by return e-mail or facsimile (it being understood and hereby agreed that Parent shall not be deemed to have approved of any such request by the Company, or to have waived any of its rights to object to any action taken or not taken by the Company that is the subject of such request, if Parent (or any of the individuals listed in Section 5.3 of the Company Disclosure Schedule) shall not have responded to any such request by the Company; provided, however, that the foregoing shall not be deemed to excuse or relieve Parent or Merger Sub from their respective covenants, agreements and obligations under this Agreement or otherwise limit, impair or affect the remedies available to the Company under this Agreement and applicable Legal Requirements for any breach of this Agreement by Parent or Merger Sub).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing that (i) each Person that entered into a confidentiality or other similar agreement with the Company or any of its Affiliates since January 1, 2008 and (ii) each Person to which the Company or any of its Affiliates furnished confidential information since January 1, 2008 under a confidentiality or other similar agreement existing as of such date, in each case in connection with a potential Acquisition Transaction, return or destroy (to the extent destruction of such information is permitted by such confidentiality agreement) all confidential information furnished to such Person by or behalf of the Company thereunder. Such written requests shall contain a notice to each Person that any information that is sent or conveyed to the Company in the future will not be treated as confidential pursuant to any such confidentiality or other similar agreement.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Appointment Time, the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause any of their respective directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, the “Company Representatives”) not to (and shall not authorize any of them to), directly or indirectly:

(i) solicit, initiate, knowingly encourage, facilitate or induce the making, submission or announcement of, any Acquisition Proposal or Acquisition Transaction;

(ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction;

(iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Transaction;

(iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Transaction;

(v) execute or enter into any letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement as contemplated in this Section 6.1(b)) contemplating or otherwise relating to any Acquisition Proposal or Acquisition Transaction;

(vi) terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent); or

(vii) propose to take any of the foregoing actions.

Notwithstanding the foregoing, prior to the Appointment Time, the Company Board may, directly or indirectly through Company Representatives, subject to the Company’s compliance with the provisions of this Section 6.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably concludes in good faith (after consultation with Jefferies & Co. or other financial advisor of nationally recognized standing and the Company’s outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably concludes in good faith (after consultation with Jefferies & Co. or other financial advisor of nationally recognized standing and the Company’s outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality and “standstill” agreement, the terms of which are no less favorable to the Company than those set forth in the Confidentiality Agreement and those relating to “standstill” obligations set forth in the Exclusivity Agreement (and which expressly permits the Company to fulfill its obligations to Parent and Merger Sub under this Agreement), provided that (in the case of any action proposed to be taken pursuant to the foregoing clauses (A) or (B)), (1) neither the Company nor any of its Subsidiaries shall have breached or violated (or because of actions taken by any Company Representative, be deemed, pursuant to the terms of this Section 6.1, to have breached or violated) the terms of this Section 6.1, (2) the Company Board reasonably determines in good faith (after consultation with outside legal counsel) that such action is required in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (3) prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(c) Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.1 by any Company Representative shall be deemed to be a breach of this Section 6.1 by the Company.

(d) In addition to the obligations of the Company set forth in Section 6.1(b), the Company shall promptly, and in all cases within twenty four (24) hours of its receipt, notify Parent orally and in writing (whether or not the Company is a party to or otherwise bound by a confidentiality or other similar agreement that purports to prohibit the Company from disclosing any of the following information) of the following: (i) any Acquisition Proposal; (ii) any request for information that could reasonably be expected to lead to an Acquisition Proposal; or (iii) any inquiry with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed, on a reasonably current basis, of the status and material details of any such Acquisition Proposal, request or inquiry, including material amendments or proposed amendments as to price, closing conditions and other material terms thereof.

(e) In addition to the foregoing, the Company shall give Parent prior written notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal, an inquiry relating to a potential Acquisition Proposal, or a request to provide nonpublic information to any Person, with Parent receiving a similar amount of notice of such meeting as is provided to members of the Company Board.

6.2 Company Board Recommendation.

(a) Subject to the terms of Section 6.2(b), the Company Board shall (i) recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation (with respect to the Offer) in the Schedule 14D-9 and permit Parent to include the Company Board Recommendation in the Offer Documents.

(b) Subject to the terms of this Section 6.2(b), neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent or Merger Sub, the determinations set forth in Section 1.2(a) or the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that notwithstanding the foregoing, the Company Board may effect a Company Board Recommendation Change at any time prior to the Appointment Time if and only if (i) the Company Board has received an Acquisition Proposal after the date hereof that constitutes a Superior Proposal, (ii) neither the Company nor any of its Subsidiaries shall have breached or violated (or because of actions taken by any Company Representative, be deemed, pursuant to the terms of Section 6.1, to have breached or violated) the terms of Section 6.1, (iii) the Company Board reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent pursuant to clause (v) below), that, in light of such Superior Proposal, the Company Board is required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (iv) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days notice that it intends to effect a Company Board Recommendation Change (which notice shall attach a copy of the most recent version of all Contracts to which the Company is proposed to be a party relating to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal) and the opportunity to meet with the Company Board, its financial advisor and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss and negotiate in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby (as may be amended by such discussions) may be effected (it being understood and hereby agreed that a new five-day notice and negotiation period shall be required if the Acquisition Proposal that the Company Board has determined to be a Superior Proposal is revised in any material respect), (v) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with Jefferies & Co. or other financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to Company Stockholders as such Superior Proposal, and (vi) such Acquisition Proposal continues to be a Superior Proposal after taking into consideration any counter-offer or proposal made by Parent during the foregoing five-Business Day period.

(c) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that the disclosure of any position contemplated by Rule 14e-2(a) or pursuant to Rule 14d-9 shall be deemed to be a Company Board Recommendation Change under this Agreement unless such disclosure is accompanied by and includes an express reaffirmation of the Company Board Recommendation. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that solely describes the Company’s receipt of an Acquisition Proposal shall not (by itself) constitute a Company Board Recommendation Change if such public statement is accompanied by and includes an express reaffirmation of the Company Board Recommendation, and a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not (by itself) constitute a Company Board Recommendation Change. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 6.2(c) shall be deemed to excuse or relieve the Company from its covenants, agreements and obligations under this Agreement or otherwise limit, impair or affect the remedies available to Parent and Merger Sub under this Agreement and applicable Legal Requirements for any breach or violation of this Agreement by the Company.

6.3 Company Stockholders’ Meeting; Short-Form Merger.

(a) If approval of the Company Stockholders is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable following the Appointment Time for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders’ Meeting. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and shall use its reasonable best efforts to secure the Requisite Stockholder Vote at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 6.3(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b) Each of Parent and Merger Sub shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Delaware Law at the Company Stockholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Merger Sub, in favor of the adoption of this Agreement in accordance with Delaware Law.

(c) Notwithstanding the provisions of Section 6.2 or this Section 6.3, in the event that Parent, Merger Sub or any other Subsidiary of Parent, shall acquire at least ninety percent (90%) of the issued and outstanding Company Shares (the “Short Form Threshold”) pursuant to the Offer or otherwise, each of Parent, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without Company Stockholder Meeting, in accordance with Section 253 of the DGCL.

6.4 Proxy Statement.

(a) If approval of the Company Stockholders is required by Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, as soon as practicable following the Appointment Time, the Company and Parent shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders in connection with the Merger and the Company Stockholders’ Meeting. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Legal Requirements, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the Nasdaq.

(b) Unless this Agreement is earlier terminated pursuant to Article VIII, subject to the terms of Section 6.2(b), the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

6.5 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Offer and the Merger), including using reasonable best efforts to: (i) cause the conditions to the Offer set forth on Annex A hereto and the conditions to the Merger set forth in Article VII hereof to be satisfied or fulfilled; (ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Offer and the Merger); (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from

Governmental Authorities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (iv) resolve such objections if any, as the FTC, the Antitrust Division of the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or jurisdiction or any Person may assert under the HSR Act or comparable Legal Requirements of any foreign Governmental Authority with respect to the transactions contemplated by this Agreement; and (v) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. With respect to clause (ii) above, (A) all fees, costs and expenses to obtain, and satisfy the conditions of the consents to be obtained by the Company hereunder (including the consents of all lessors of Leased Real Property) shall be paid and borne entirely by the Company, and (B) if the lessor, master lessor, sublessor, or licensor under any Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding the transactions contemplated by this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible for making all such payments and providing all such additional security.

(b) Without limiting the generality of the foregoing provisions of Section 6.5(a), as soon as may be reasonably practicable following the execution and delivery of this Agreement (but in no event more than ten (10) Business Days thereafter, unless (x) the filing party has not received from the other party hereto any information regarding such other party required to be included in any such filing, whereupon the filing party shall not be required to make any such filing until such filing party receives the requisite information from the other party hereto, or (y) the other party hereto is not prepared to make the required corresponding filings with the same Governmental Authority (if applicable), whereupon the filing party shall not be required to make any such filing until the other party hereto is prepared to make the requisite corresponding filing with the same Governmental Authority), each of Parent and the Company shall file (i) with the Bureau of Competition of the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) as required by the HSR Act, and (ii) any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority under the merger notification or control laws and regulations of any applicable foreign jurisdiction, in each case as Parent reasonably determines in good faith to be necessary or appropriate to consummate the transactions contemplated by the Agreement (including the Offer and the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Offer and the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of, and supply the other with any information that may be required in order to effectuate, such filings or responses to requests for additional information or documentary material, (ii) promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Offer and the Merger), except that written communications may be redacted (A) to remove references concerning the valuation of the Company’s business, and (B) as necessary to preserve any legal privilege, (iii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication with any such Governmental Authority (which, at the request of either of the parties, shall be limited to outside antitrust counsel only), (iv) not participate in any meeting with any such Governmental Authority unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat, and (v) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Parent shall pay the filing fees in connection with any such filings that must be made by any of the parties under this Section 6.5(b).

(c) Without limiting the generality of the foregoing provisions of Section 6.5(a), in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer and the Merger), the Company, at the direction of the Company Board, shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Offer and the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to (i) agree to an Adverse Regulatory Condition, or (ii) litigate against or otherwise contest any suit, litigation or other similar legal proceeding relating to this Agreement, the Tender and Voting Agreements or any of the transactions contemplated hereby or thereby (including the Offer and the Merger).

6.6 Access.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Appointment Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, however, that notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any Legal Requirement or Order or that would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. In furtherance of the foregoing, no information identifying individual employees or consultants of Company or any of its Subsidiaries or protected personal information regarding such employees or consultants will be disclosed under this Agreement (including in the Company Disclosure Schedule) in respect of employees or consultants that are employed (or were employed and remain domiciled) in any country that has enacted legislation implementing the EU Personal Data Privacy Directive or similar legislation, except to the extent permitted by a contractual undertaking entered into by the Company and Parent regarding maintenance of privacy of such data in a form reasonably necessary to effect compliance with such legislation.

(b) In particular, but without limitation, from and after the date of this Agreement, Parent and its agents, contractors and representatives shall have the right and privilege of entering upon all properties leased or occupied by the Company or any of its Subsidiaries and of reviewing the Company’s books and records regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which Parent may deem necessary or appropriate.

(c) No information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 6.6: (i) shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, (ii) shall limit or otherwise affect Parent’s right to rely on the Company’s representations and warranties in this Agreement, (iii) shall be interpreted as a waiver of Parent’s rights or remedies under this Agreement and applicable Legal Requirements or (iv) shall otherwise limit, impair or affect the remedies available to Parent and Merger Sub under this Agreement and applicable Legal Requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.6.

6.7 Notification.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Appointment Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however that no such notification: (i) shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, (ii) shall limit or otherwise affect Parent’s right to rely on the Company’s representations and warranties in this Agreement, (iii) shall be interpreted as a waiver of Parent’s rights or remedies under this Agreement and applicable Legal Requirements or (iv) shall otherwise limit, impair or affect the remedies available to Parent and Merger Sub under this Agreement and applicable Legal Requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.7(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Appointment Time the Company shall give prompt notice to Parent of (x) any written notice received by it from any third party, subsequent to the date of this Agreement and prior to the Appointment Time, alleging any material breach of or material default under any Material Contract, or (y) any written notice received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Appointment Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Offer and the Merger); provided, however, that no such notification: (i) shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, (ii) shall limit or otherwise affect Parent’s right to rely on the Company’s representations and warranties in this Agreement, (iii) shall be interpreted as a waiver of Parent’s rights or remedies under this Agreement and applicable Legal Requirements or (iv) shall otherwise limit, impair or affect the remedies available to Parent and Merger Sub under this Agreement and applicable Legal Requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.7(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Appointment Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification: (i) shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub, (ii) shall limit or otherwise affect the Company’s right to rely on the representations and warranties of Parent and Merger Sub in this Agreement, (iii) shall be interpreted as a waiver of the Company’s rights or remedies under this Agreement and applicable Legal Requirements or (iv) shall otherwise limit, impair or affect the remedies available to the Company under this Agreement and applicable Legal Requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.7(c).

6.8 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider in good faith Parent’s views with respect to such stockholder litigation.

6.9 Confidentiality Agreement. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company previously entered into a Confidentiality Agreement, dated January 1, 2008 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms from and after the execution and delivery of this Agreement.

6.10 Exclusivity Agreement. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company previously entered into an Exclusivity Agreement, dated March 28, 2008 (the “Exclusivity Agreement”), only the “standstill” provisions of which will continue in full force and effect in accordance with its terms from and after the execution and delivery of this Agreement; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the “standstill” provisions of the Exclusivity Agreement shall be deemed to be amended so as to permit Parent to take any action contemplated by this Agreement, including the making of any counter-offer or proposal contemplated by Section 6.2(b).

6.11 Public Disclosure. Parent, Merger Sub and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby (including the Offer and the Merger), and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange, in which case commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement; provided, however, that the provisions set forth in this Section 6.11 shall not apply to any press release or public statement made or proposed to be made by the Company pursuant to Section 6.1 or Section 6.2 or any disclosure of Parent or Merger Sub in response thereto or in connection therewith.

6.12 Company Options; Restricted Stock.

(a) Each Company Option that is outstanding immediately prior to the Effective Time, and that is not then vested and exercisable, shall become fully vested and exercisable immediately prior to the Effective Time. As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall be canceled in exchange for the right to receive from Parent or the Surviving Corporation immediately after the Effective Time, a lump sum cash payment (without interest), less applicable withholding Taxes, equal to the product of (i) the excess if any, of (A) the Merger Consideration over (B) the per share exercise price for such Company Option and (ii) the total number of shares underlying such Company Option (giving effect to the acceleration of vesting contemplated by this Section 6.12(a)). The Company shall ensure that following the Effective Time, no holder of a Company Option (or former holder of a Company Option) or any participant in any Company Option Plans shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights). The Company Board (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

(b) Immediately prior to the Effective Time, each share of Company Restricted Stock granted under any of the Company Option Plans or otherwise, which are outstanding and subject to restriction as of the Effective Time, shall, without any further action on the part of the holders of such Restricted Stock, vest and the restrictions thereon shall lapse and each share of Restricted Stock shall be converted into the right to receive the Merger Consideration in cash. The Company Board (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

(c) Tax Withdrawal. Payments under this Section 6.12 shall be subject to all applicable tax withholding.

6.13 Employee Matters.

(a) The Company shall continue to maintain, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent, any and all 401(k) plans maintained by the Company or any of its Subsidiaries as of the Effective Time, unless Parent provides written notice to the Company that such 401(k) plan(s) shall be terminated prior to the date that the Company becomes a member of Parent’s control group of corporations (as defined in Section 414(b) of the Code). The Company shall take any and all other actions in furtherance of maintaining any such 401(k) Plans as Parent may reasonably request.

(b) Prior to the Appointment Time, the Company shall terminate any and all group severance or group separation plans, programs or arrangements maintained by the Company or any of its Subsidiaries, except for (i) the existing compensation agreements listed in Section 6.13(d) of the Company Disclosure Schedule, and (ii) any plans, programs or arrangements required by Legal Requirements, effective in each case as of the day immediately preceding the last day of the initial period of the Offer (not including any subsequent offer period provided by Parent pursuant to Rule 14d-11 of the Exchange Act). Prior to the Appointment Time, the Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent).

(c) For the twelve (12) month period commencing on the Appointment Time, Parent shall permit and shall cause the Surviving Corporation to permit all

Continuing Employees who become employees of Parent or any Subsidiary of Parent to participate in the benefit programs of Parent or the Subsidiary. Parent shall, and agrees to cause, the Surviving Corporation to maintain compensation levels, including base salary, cash-based incentive opportunities, retirement, health and welfare benefits, but not any stock based benefits, for the Continuing Employees at the same levels that are, in the aggregate, comparable to those in effect for similarly situated employees of Parent or the Subsidiary. Without limiting the foregoing, for U.S. Continuing Employees Only, Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents, to the extent waived under the corresponding plan in which Continuing Employees participated immediately prior to the Appointment Time, and any deductibles paid by Continuing Employees under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Appointment Time occurs shall be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent. Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such result. Except with respect to Continuing Employees who have entered into employment agreements with the Company or its Subsidiaries and as required by applicable Legal Requirements, Continuing Employees shall be considered to be employed by Parent “at will” and nothing shall be construed to limit the ability of Parent or the Surviving Corporation to terminate the employment of any such Continuing Employee at any time. In the U.S., Continuing Employees who become employees of Parent shall be given credit for all service with the Company or its U.S. Subsidiaries solely for purposes of determining their rate of vacation accrual under Parent’s standard procedure, and for eligibility to participate in, and vesting of benefits under, Parent’s 401(k) plan. Outside the U.S., Continuing Employees who become employees of a Subsidiary of Parent shall be given credit for service with the Company or its Subsidiaries solely as required by applicable Legal Requirements.

(d) Except as otherwise expressly provided in this Agreement, Parent shall, and shall cause the Surviving Corporation to, continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company existing as of the date of this Agreement and disclosed in Section 6.13(d) of the Company Disclosure Schedule, as well as any retention and severance agreements entered into pursuant to Section 6.13(h), that are “change in control” agreements of the Company (collectively, the “Change in Control Agreements”).

(e) For purposes of the Change in Control Agreements disclosed in Section 6.13(d) of the Company Disclosure Schedule, Parent acknowledges that the Offer will constitute a “change in control” and a “change of control” of the Company. Without limiting the foregoing, Parent acknowledges and agrees that the executive officers and directors and, as applicable, employees of the Company shall be entitled to the applicable payments and benefits as set forth in such Change in Control Agreements, in accordance with the terms thereof as disclosed in Section 6.13(d) of the Company Disclosure Schedule.

(f) The Company acknowledges and agrees to cause the accrual of all severance payments under all of the Change in Control Agreements to occur prior to the Appointment Time. The Company shall appropriately reflect such accruals in the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP and will pay such amounts immediately prior to the Appointment Time and as disclosed in Section 6.13(d) of the Company Disclosure Schedule.

(g) Parent acknowledges and agrees that all bonus payments due to executives of the Company and its Subsidiaries for the fiscal year ended June 30, 2008, will be payable pursuant to the terms of the cash bonus plan (as amended, the “Cash Bonus Plan”) and the bonus amounts disclosed on Section 6.13(g) of the Company Disclosure Schedule. The Company acknowledges and agrees that the consolidated financial statements of the Company and its Subsidiaries will reflect appropriate accruals for the Cash Bonus Plan and any other employee incentive plans providing employees of the Company or any of its Subsidiaries with any bonus or awards determined based on the Company’s performance during the fiscal year ended June 30, 2008, all of which such amounts are reflected in Section 6.13(g) of the Company Disclosure Schedule. Notwithstanding the foregoing, the Company acknowledges and agrees that the Company shall not enter into, implement, adopt, amend, modify or approve any cash bonus plan for the fiscal year ended June 30, 2009 or any other employee incentive plans providing employees of the Company or any of its Subsidiaries with any bonus or awards determined based on the Company’s performance during the fiscal year ended June 30, 2009, without the written approval of Parent’s designee.

(h) Notwithstanding the provisions of Section 5.2(g), Parent acknowledges that the Company may enter into retention and severance agreements by and between the Company and certain employees after the date of the this Agreement and pursuant to the terms set forth in Section 6.13(h) of the Company Disclosure Schedule.

6.14 Directors’ and Officers’ Indemnification and Insurance.

(a) For six (6) years after the Appointment Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all indemnification agreements in effect immediately prior to the Appointment Time between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Appointment Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Appointment Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Appointment Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Legal Requirements.

(b) For a period of six (6) years after the Appointment Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Appointment Time, covering each person covered by the D&O Insurance immediately prior to the Appointment Time, on terms with respect to the coverage and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option, substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance, provided further, however, that in satisfying its obligations under this Section 6.14(b) Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred percent (200%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.14 of the Company Disclosure Schedule), provided that that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Appointment Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance and for an amount not to exceed $500,000. In the event that the Company does not purchase the Tail Policy, Parent may purchase a Tail Policy on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. In the event that either the Company or Parent shall purchase such a Tail Policy prior to the Appointment Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.14(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c) Prior to the Appointment Time, the Company shall, to the fullest extent permitted under Delaware law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Appointment Time until the sixth (6th) anniversary of the Appointment Time, Parent shall, and shall cause the Surviving Corporation, to the fullest extent permitted under Delaware law, indemnify and hold harmless, the Indemnified Parties against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Appointment Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as such, in each case occurring before the Appointment Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company or Parent and the Surviving Corporation, as the case may be, shall be entitled to control the defense of such claim, action, suit, proceeding or investigation, (ii) if the Company, Parent or the Surviving Corporation (or counsel selected by the applicable insurer of the Company or the Surviving Corporation) does not elect to control the defense of such claim, action, suit, proceeding or investigation, the Indemnified Party shall be entitled to select counsel for the Indemnified Party, which counsel shall be reasonably satisfactory to the Company or to Parent and the Surviving Corporation, as the case may be, and the Company or Parent and the Surviving Corporation shall pay the fees and expenses of such counsel promptly after statements therefor are received (unless the Company or Parent or the Surviving Corporation, as the case may be, shall elect to defend such action), (iii) the Indemnified Party shall cooperate in the defense of any such matter, and (iv) none of the Company, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.14.

(e) The obligations under this Section 6.14 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the Tail Policy referred to in Section 6.14(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the Tail Policy referred to in Section 6.14(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.14(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.14, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.14(b) (and their heirs and representatives)) under this Section 6.14 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

6.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

6.16 Insurance Policies. The Company shall take all actions reasonably necessary to ensure that all of its current and legacy insurance policies are available for the benefit of the Surviving Corporation, including with respect any instances where an occurrence and/or claim takes place before the Appointment Time and is not made known until after the Appointment Time.

6.17 Rights Agreement; Consequences if Rights Triggered. The Company Board of Directors shall take all action requested in writing by Parent or Merger Sub in order to render the Company Rights inapplicable to the Offer, the Merger, the Tender and Voting Agreement and the other transactions contemplated by this Agreement. Except as approved in writing by Parent, the Company Board shall not (i) amend the Company Rights Plan, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Plan, in each case in a manner adverse to Parent or Merger Sub. If any Distribution Date, Stock Acquisition Date, Section 11(a)(ii) Event or Section 13 Event (each as defined in the Company Rights Plan) occurs under the Company Rights Plan at any time during the period from the date of this Agreement to the Appointment Time, the Company and Parent shall make such adjustment to the Offer Price as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Offer, the Merger, the Tender and Voting Agreement and the other transactions contemplated by this Agreement.

6.18 Rule 16b-3 Actions. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) under the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) under the Exchange Act to the fullest extent permitted by applicable Legal Requirements in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18. Promptly after the date hereof and prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. If approval of the Merger by the Company Stockholders is required by Delaware Law, the Requisite Stockholder Approval shall have been obtained.

(b) Purchase of Company Shares. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer and not withdrawn.

(c) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any law, statute, rule or regulation that is in effect and has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction, or (ii) issued or granted, or overtly threatened to issue or grant, any Order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the Merger illegal in any jurisdiction or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination Prior to Appointment Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time, provided that the party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party or parties hereto, only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted (i) in any of the conditions to the Offer set forth in Annex A hereto having failed to be satisfied or (ii) in the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(c) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer on or before July 31, 2008 (the “Termination Date”); provided, however, that (i) in the event a condition to the Offer set forth in clause (A)(1) or (A)(2) of Annex A hereto shall not have been satisfied on or prior to the Termination Date (as it may be extended pursuant hereto), but all of the other conditions to the Offer set forth on Annex A hereto shall have been satisfied on or prior to the Termination Date (as it may be extended pursuant hereto), either Parent or the Company may elect to extend the Termination Date (as it may be extended pursuant hereto), by written notice to the other party prior to or on the Termination Date (as it may be extended pursuant hereto) for thirty (30) calendar days; provided, however, that the termination date may not be extended for more than three 30-day periods in the aggregate, and (ii) that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted (A) in any of the conditions to the Offer set forth in Annex A hereto having failed to be satisfied on or before the Termination Date (as it may be extended pursuant hereto), or (B) in the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(d) by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have issued or granted any Order that is in effect and has the effect of making any of the transactions contemplated hereby (including the Offer and the Merger) illegal in any jurisdiction, or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) in any jurisdiction, and such Order has become final and non-appealable; or

(e) by the Company:

(i) in the event (A) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as to prevent Parent and Merger Sub from consummating the Offer in accordance with the terms hereof; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e)(i) until the earlier to occur of (1) fifteen (15) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (2) Parent or Merger Sub ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within such fifteen (15) calendar day period); or

(ii) immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (A) the Company and its Subsidiaries have not breached or violated (or because of actions taken by any Company

Representative, be deemed, pursuant to the terms thereof, to have breached or violated) the terms of Section 6.1 or Section 6.2, (B) subject to the terms of this Agreement, including Section 6.2(b), the Company Board has effected a Company Board Recommendation Change and authorized the Company to enter into a definitive agreement for a transaction that constitutes a Superior Proposal, (C) immediately prior and as a condition to the termination of this Agreement pursuant to this Section 8.1(e)(ii), the Company pays to Parent the Termination Fee payable pursuant to Section 8.4(b)(ii) and (D) immediately following such termination, the Company enters into such definitive agreement; or

(f) by Parent:

(i) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Offer set forth in clauses (C)(1) or (C)(2) of Annex A hereto, respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f)(i) until the earlier to occur of (1) fifteen (15) calendar days period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f)(i) if such breach or inaccuracy by the Company is cured within such fifteen (15) calendar day period); or

(ii) in the event that (A) the Company shall have breached the provisions of Section 6.1 or Section 6.2 (or because of actions taken by any Company Representative, be deemed, pursuant to the terms thereof, to have breached) in any material respect (without regard to whether such breach results in an Acquisition Proposal), (B) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change, whether pursuant to or in breach of this Agreement; (C) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents; (D) the Company Board or any committee thereof shall have for any reason approved, or recommended that the Company Stockholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); (E) the Company shall have entered into a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.1(b)) accepting any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal) or (F) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made by a Person unaffiliated with Parent and, within ten (10) Business Days after notice of such Acquisition Proposal is first published, sent or given to the Company Stockholders, the Company shall not have sent to the Company Stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that the Company Stockholders reject such Acquisition Proposal and not tender any Company Shares into such tender or exchange offer.

8.2 Termination After Appointment Time.

(a) Notwithstanding the consummation of the Offer or the prior adoption of this Agreement by the Company Stockholders in accordance with Delaware Law, subject to the terms of Section 1.3(e), this Agreement may be terminated and the Merger may be abandoned at any time from and after the Appointment Time but prior to the Effective Time by the mutual written agreement of Parent and the Company.

(b) Notwithstanding the consummation of the Offer or the prior adoption of this Agreement by the Company Stockholders in accordance with Delaware Law, this Agreement may be terminated by Parent and the Merger may be abandoned by Parent, at any time from and after the Appointment Time but prior to the Effective Time, if any Governmental Authority of competent jurisdiction shall have issued or granted any Order that is in effect and has the effect of making the Merger illegal in any jurisdiction, or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction, and such Order has become final and non-appealable.

(c) Notwithstanding the consummation of the Offer or the prior adoption of this Agreement by the Company Stockholders in accordance with Delaware Law, this Agreement may be terminated by Parent and the Merger may be abandoned by Parent, at any time from and after the Appointment Time but prior to the Effective Time, if after the Appointment Time any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any law, statute, rule or regulation that is in effect and has the effect of making the consummation of the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction.

8.3 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 8.1 or Section 8.2 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1 or Section 8.2, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.9 and Section 6.10, this Section 8.3, Section 8.4 and Article IX, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the rights and obligations of the parties hereto set forth in the Confidentiality Agreement or the Exclusivity Agreement (as amended pursuant to Section 6.10), all of which rights and obligations shall survive any termination of this Agreement.

8.4 Fees and Expenses.

(a) General. Except as set forth in Section 6.5 and Section 8.4(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Company Payments.

(i) The Company shall pay to Parent a fee equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A) (1) this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(c) or (2) this Agreement is terminated pursuant to Section 8.1(f)(i), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement (in the case of any termination referred to in clause (A)(1) above) or prior to the breach or inaccuracy that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction (whether or not resulting from the Acquisition Proposal referenced in the preceding clause (B) and whether or not with the same counter-party or parties that made the Acquisition Proposal referenced in the preceding clause (B)) is consummated or the Company enters into a letter of intent, memorandum of understanding or Contract providing for an Acquisition Transaction (whether or not resulting from the Acquisition Proposal referenced in the preceding clause (B) and whether or not with the same counter-party or parties that made the Acquisition Proposal referenced in the preceding clause (B)).

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(e)(ii), prior and as a condition to the effectiveness of such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is terminated pursuant to Section 8.1(f)(ii), within one Business Day after demand by Parent, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Enforcement. The Company acknowledges and hereby agrees that the provisions of Section 8.4(b) are an integral part of the transactions contemplated by this Agreement (including the Offer and the Merger), and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 8.4(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the

Company shall pay to Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 8.4(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made; provided, however, that if a court in such suit determines in a final, non-appealable judgment that Parent or Merger Sub is not entitled to the Termination Fee Amount or any portion thereof, then Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit. Payment of the fees described in Section 8.4(b) shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.

8.5 Amendment. Subject to applicable law and subject to the other provisions of this Agreement (including Section 1.3(c)), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

8.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Autodesk, Inc. 111 McInnis Parkway San Rafael, California 94903 Attention: General Counsel Telecopy No.: (415) 507-5100

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Michael S. Ringler and Jason P. Sebring
Telecopy No.: (415) 947-2099

(b)	if to the Company (prior to the Closing), to:

Moldflow Corporation
492 Old Connecticut Path, Suite 401
Framingham, Massachusetts 01701
Attention: Vice President, General Counsel and Secretary
Telecopy No.: (508) 358-5868

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
	Attention:	Stuart M. Cable, Esq. James A. Matarese, Esq. Danielle M. Lauzon, Esq.
	Telecopy No.:	(617) 523-1231

9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Entire Agreement. This Agreement, the agreements, documents and other instruments among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and Tender and Voting Agreements, the Confidentiality Agreement and the Exclusivity Agreement (as amended pursuant to Section 6.10) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

9.5 Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 6.14, this Agreement is not intended to (and shall not) confer upon any other Person any rights or remedies hereunder, whether as third party beneficiaries or otherwise.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY

JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

ARTICLE X

DEFINITIONS & INTERPRETATIONS

10.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company or any of its Subsidiaries (measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries or (v) any combination of the foregoing.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Approved Freeware” shall mean Software licensed (i) pursuant to the following licenses: the BSD license or any immaterial variant thereof, the Apache license 2.0, the MIT license, the Fair license, the Boost Software license 1.0, and the ISC license and (ii) for no financial consideration of any kind (including any payments or royalties).

(e) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

(f) “Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2007.

(g) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by law or other governmental action to close.

(h) “Business Facility” shall mean any property including the land, improvements, indoor air, groundwater, and surface water that is or at any time has been owned, operated, occupied, controlled or leased by the Company, its Subsidiaries or any of their predecessors in connection with the operation of their respective business.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

(j) “Company Board” shall mean the Board of Directors of the Company.

(k) “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock of the Company.

(l) “Company Common Stock” shall mean shares of the Common Stock, par value $0.01 per share, of the Company.

(m) “Company IP” shall mean all Technology and Intellectual Property Rights that are used, held for use, licensed to or owned by the Company or any of its Subsidiaries.

(n) “Company Intellectual Property Rights” shall mean all of the Intellectual Property Rights owned by, filed in the name of, or exclusively licensed to the Company or any of its Subsidiaries.

(o) “Company Material Adverse Effect” shall mean any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to (x) be materially adverse to the business, operations, properties, assets (including intangible assets), liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following facts, events, circumstances, changes or effects (by itself or when aggregated with any one or more of the other such facts, circumstances, changes or effects) shall be deemed to be or constitute a Company Material Adverse Effect, and none of the following facts, events, circumstances, changes or effects (by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects) shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (ii) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the Company or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (iii) any changes or effects proximately resulting from the announcement of this Agreement or the pendency of the Offer, (iv) any changes in Legal Requirements or GAAP, provided that such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (v) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent or Merger Sub, (vi) any decline in the market price or change in trading volume of the Company Common Stock; provided, however, that the underlying causes of such decline or change (and the fact, event, circumstance, change or effect giving rise to or contributing to such underlying causes) may be deemed to constitute a Company Material Adverse Effect and may be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur, or (vii) any failure by the Company to meet internal or published projections or forecasts of the Company’s consolidated revenues or earnings for any period; provided, however, that the underlying causes of such failure (and the fact, event, circumstance, change or effect giving rise to or contributing to such underlying causes) may be deemed to constitute a Company Material Adverse Effect and may be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur, or (y) materially impede the authority of the Company or its Subsidiaries to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(p) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

(q) “Company Option Plans” shall mean the Company’s 1997 Equity Incentive Stock Plan and the Company’s 2000 Stock Option and Incentive Plan and any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger or acquisition.

(r) “Company Preferred Stock” shall mean shares of the undesignated preferred stock, par value $0.01 per share, of the Company.

(s) “Company Products” shall mean any and all items, products and services currently marketed, sold, licensed, provided or distributed by Company and its Subsidiaries, and refers also to all User Documentation and related technical documentation.

(t) “Company Registered IP” shall mean all Company Intellectual Property Rights that are Registered IP.

(u) “Company Restricted Stock” shall mean restricted stock representing the right to vest in and be issued shares of Company Common Stock from the Company (whether granted by the Company pursuant to a Company Option Plan, assumed by the Company or otherwise).

(v) “Company Technology” shall mean Technology that is used, held for use, licensed to or owned by the Company or any of its Subsidiaries.

(w) “Continuing Employees” shall mean all employees of the Company or its Subsidiaries who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company or its Subsidiaries at the request of Parent or, outside the U.S., who remain or become employees of the Company its Subsidiaries, Parent or any Subsidiary of Parent as required by applicable Legal Requirements.

(x) “Contract” shall mean any written contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character.

(y) “Delaware Law” shall mean the DGCL and any other applicable law of the State of Delaware.

(z) “DGCL” shall mean the General Corporation Law of the State of Delaware, or any successor statute thereto.

(aa) “DOJ” shall mean the United States Department of Justice, or any successor thereto.

(bb) “DOL” shall mean the United States Department of Labor, or any successor thereto.

(cc) “Environmental Laws” are all applicable Legal Requirements which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

(dd) “Environmental Permit” is any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by the Company or any of its Subsidiaries.

(ee) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(ff) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(gg) “Foreign Employees” shall mean any employee of the Company or any of its Subsidiaries who provide services outside of the United States.

(hh) “Freeware” shall mean any Software that is in the public domain, licensed for no financial consideration of any kind (including any payments or royalties), or licensed pursuant to any form of license approved by the Open Source Initiative or any immaterial variant thereof).

(ii) “FTC” shall mean the United States Federal Trade Commission, or any successor thereto.

(jj) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(kk) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(ll) “Hazardous Material” is any material, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to health, reproduction or the environment.

(mm) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

(nn) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(oo) “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential information and all documentation therefore (“Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), copyright registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (vi) all other rights in databases and data collections (including knowledge databases, customer lists and customer databases) and Software and Technology; (viii) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); and (ix) any similar, corresponding or equivalent rights to any of the foregoing.

(pp) “IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

(qq) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution or investigation by or before any Governmental Authority.

(rr) “Legal Requirements” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(ss) “Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

(tt) “Lien” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(uu) “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(vv) “Nasdaq” shall mean the Nasdaq Global Market, or any successor inter-dealer quotation system operated by Nasdaq Stock Market, Inc., or any successor thereto or affiliated quotation system on which shares of the Company Common Stock are listed.

(ww) “Object Code” shall mean computer software which is intended to be directly executable by a computer without the intervening steps of compilation or assembly.

(xx) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.

(yy) “Parent Common Stock” shall mean shares of the common stock, par value $0.01 per share, of Parent.

(zz) “Parent Material Adverse Effect” shall mean any material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations hereunder or to consummate the Offer and the Merger prior to the Termination Date (as it may be extended pursuant hereto).

(aaa) “Permitted Encumbrances” shall mean (i) Liens for Taxes not yet due and payable or Taxes being contested in good faith, (ii) statutory Liens existing as of the Closing Date and held by any Governmental Authority that are related to obligations that are not due or delinquent, (iii) Liens reflected in the in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports or referenced in Section 3.9 of the Company Disclosure Letter, (iv) Liens or imperfections of title that do not materially detract from the value or materially interfere with the use of the Assets subject thereto or affected thereby or (v) Liens on the landlord’s interest in the premises not caused by the Company, any Subsidiary or any of their respect agents, contractors or representatives.

(bbb) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership,

joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(ccc) “Registered IP” shall mean all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority or domain name registrar.

(ddd) “Restricted Stock Unit” shall mean each restricted stock unit granted under any of the Company Option Plans or otherwise.

(eee) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

(fff) “SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

(ggg) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(hhh) “Shrink-Wrap Software” shall mean generally commercially available binary Software (other than development tools and development environments) where available for an average cost of not more than $1,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations) that is used by the Company or its Subsidiaries but not incorporated into any Company Products and that has not been customized for use by Company or its Subsidiaries.

(iii) “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing.

(jjj) “Source Code” shall mean computer software and code, in form other than Object Code, including related programmer a comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(kkk) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(lll) “Superior Proposal” shall mean any unsolicited, bona fide written Acquisition Proposal involving the acquisition of all of the outstanding voting securities of the Company (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal without any conditions thereto) and (ii) with respect to which the Company Board shall have reasonably determined in good faith (after consultation with Jefferies & Co. or other financial advisor of nationally recognized standing and the Company’s outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction) that (A) the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed within a reasonable time period and (B) that the proposed Acquisition Transaction would, if consummated in accordance with its terms within a reasonable time period, be more favorable to the holders of Company Shares (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement, including the Offer and the Merger.

(mmm) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law (including any arrangement for group or consortium relief or similar arrangement)) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or by operation of law.

(nnn) “Tax Returns” shall mean all returns, declarations, estimates, reports, statements and other documents required to be filed in respect of any Taxes.

(ooo) “Technology” shall mean all tangible items related to, constituting, disclosing or embodying any or all of the following: technology, information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, any and all data and collections of data, database processes, prototypes, schematics, test methodologies, development work and tools and all User Documentation.

(ppp) “User Documentation” shall mean explanatory and informational materials concerning the Company Products, in printed or electronic format, which Company or its Subsidiaries has released for distribution to end users or customers with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

10.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
90% Top-Up Option	1.4
90% Top-Up Option Shares	1.4
90% Top-Up Exercise Notice	1.4
90% Top-Up Notice Date	1.4
90% Top-Up Closing	1.4
90% Top-Up Notice Receipt	1.4
Adverse Regulatory Condition	Annex A
Agreement	Preamble
Appointment Time	1.3(a)
Assets	3.20
Capitalization Representation	Annex A
Certificates	2.8(c)
Certificate of Merger	2.2
Change in Control Agreement	6.13(d)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreements	3.18(a)
Company	Preamble
Company Board Recommendation	6.2(a)
Company Board Recommendation Change	6.2(b)
Company Disclosure Schedule	Article III Preamble
Company IP Agreements	3.21(f)
Company Representative	6.1(b)
Company Rights	Recitals
Company Rights Plan	Recitals
Company Securities	3.4(c)
Company Shares	Recitals
Company Stockholders	1.1(f)

Term	Section Reference
Company Stockholders’ Meeting	6.3(a)
Compensation Committee	3.3(d)
Computershare	Recitals
Confidentiality Agreement	6.9
Consent	3.5(b)
Continuing Directors	1.3(a)
Covered Securityholders	4.9
D&O Insurance	6.14(b)
Delaware Secretary of State	2.2
Dissenting Company Shares	2.7(c)
Distribution Date	3.3(c)
Effective Time	2.2
Employee Plans	3.17(a)
ERISA Affiliate	3.17(a)
Exchange Fund	2.8(b)
Exclusivity Agreement	6.10
Export Controls	3.22
FIN 48	3.15(o)
Funded International Employee Plan	3.17(b)
Import Restrictions	3.22
Indemnified Parties	6.14(a)
International Employee Plans	3.17(a)
Leased Real Property	3.19(b)
Leases	3.19(b)
Material Contract	3.11(a)
Maximum Annual Premium	6.14(b)
Merger	2.1
Merger Consideration	2.7(a)
Merger Sub	Preamble
Minimum Condition	1.1(a)(i)
Nasdaq Marketplace Rules	1.3(b)
Offer	Recitals
Offer Documents	1.1(f)
Offer Price	Recitals
Offer to Purchase	1.1(f)
Owned Real Property	3.20(a)
Parent	Preamble
Parent Arrangements	4.9
Payment Agent	2.8(a)
Permits	3.13
Promissory Note	1.4(a)
Proxy Statement	3.8(b)
Real Property	3.19(b)

Term	Section Reference
Rights Plan Amendment	Recitals
Requisite Stockholder Approval	3.3(b)
SEC Reports	3.6
Schedule 14D-9	1.2(b)
Schedule TO	1.1(f)
Short Form Threshold	6.3(c)
Specified Representations	Annex A
Subsidiary Securities	3.2(c)
Surviving Corporation	2.1
Tail Policy	6.14(b)
Tax Incentive	3.15(l)
Tender and Voting Agreement	Recitals
Termination Date	8.1(c)
Termination Fee Amount	8.4(b)
Warranties	3.21(q)

10.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” shall mean means United States Dollars.

(g) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(h) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”.

(i) As used in this Agreement, the phrase “to the knowledge of the Company” or “to the Company’s knowledge” or other similar phrases means the actual knowledge (and not constructive or imputed knowledge) of the President and Chief Executive Officer, Executive Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary, Chief Operating Officer, and Chief Administrative Officer and General Counsel, Chief Technical Officer and Executive Vice President of Product Development.

(j) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

AUTODESK, INC.

By:	/s/ Carl Bass
Name:	Carl Bass
Title:	President and Chief Executive Officer

SWITCH ACQUISITION CORPORATION

By:	/s/ Robert Kross
Name:	Robert Kross
Title:	President, Chief Executive Officer and Secretary

MOLDFLOW CORPORATION

By:	/s/ A. Roland Thomas
Name:	A. Roland Thomas
Title:	President and Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with Section 1.1 of that certain Agreement and Plan of Merger, dated as of May 1, 2008 (the “Agreement”) by and among Autodesk, Inc., a Delaware corporation (“Parent”), Switch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Moldflow Corporation, a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer at any time in its sole discretion (subject to the terms and conditions of the Agreement), Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any tendered Company Shares, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for any tendered Company Shares, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 1.1(c) of the Agreement):

(A) (1) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated, or any other antitrust, competition or merger control or regulatory consents that Parent reasonably determines in good faith to be necessary or appropriate to consummate the transactions contemplated by the Agreement (including the Offer and the Merger) shall not have been obtained or received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), in any such case on terms that do not involve an Adverse Regulatory Condition (as defined below), or (2) any other clearances, consents, approvals, Orders and authorizations of any Governmental Authority that Parent reasonably determines in good faith to be necessary or appropriate to consummate the transactions contemplated by the Agreement (including the Offer and the Merger) shall not have been obtained or received, in any such case on terms that do not involve an Adverse Regulatory Condition (as defined below);

(B) the Minimum Condition shall not have been satisfied; or

(C) any of the following shall have occurred:

(1)(i) any of the representations and warranties of the Company set forth in the Agreement (other than the Capitalization Representation and the Specified Representations) (disregarding all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) the representation and warranty set forth in Section 3.10(a) of the Agreement shall not be disregarded pursuant to the terms of this clause (C)(1)(i)) shall not have been true and correct in all respects as of the date of the Agreement or shall not be true and correct in all respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date (or with respect to any representations and warranties that expressly address matters only as of particular date, if any such representations and warranties shall not have been true and correct in all respects as of such particular date), except in each case for any failure to be so true and correct which has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) any of the representations and warranties set forth in Section 3.1 (Organization and Standing), Section 3.2 (Subsidiaries), Section 3.3 (Authorization), Section 3.26 (Brokers), Section 3.27 (Opinion of Financial Advisor) and Section 3.28 (State Anti-Takeover Statutes) of the Agreement (collectively, the “Specified Representations”) that (x) are qualified by “Company Material Adverse Effect” or materiality qualifications or other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall not have been true and correct in all respects as of the date of the Agreement or shall not be true and correct in all respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date (or with respect to any representations and warranties that expressly address matters only as of particular date, if any such representations and warranties shall not have been true and correct in all respects as of such particular date), and (y) are not so qualified shall not have been true and correct in all material respects as of the date of the Agreement or shall not be true and correct in all material respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date (or with respect to any representations and warranties that expressly address matters only as of particular date, if any such representations and warranties shall not have been true and correct in all material respects as of such particular date);

(iii) the representations and warranties set forth in Section 3.4 (Capitalization) of the Agreement (the “Capitalization Representation”) shall not be true and correct in all respects as of the date of this Agreement and as of the expiration date of the Offer with the same force and effect as if made on and as of such date other than in any de minimis respect, except in each case for any failure to be so true and correct that would not result in damages to Parent (including as a result of the payment of additional consideration in the Offer or the assumption of additional Company Options or other Company Capital Stock in connection with the Offer or the Merger) that exceeds one percent (1%) of the aggregate purchase price payable in the Offer (calculated based upon the Capitalization Representation set forth in this Agreement);

provided, however that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this clause (C)(1), (x) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded, and (y) any changes specifically contemplated by this Agreement shall be disregarded;

(2) the Company shall have failed to perform in any material respect any of its obligations under this Agreement to be performed prior to the expiration date of the Offer or to comply in any material respect with any covenant or other agreement of the Company to be performed or complied with by it under the Agreement;

(3) there shall be pending or overtly threatened any suit, action or proceeding by any Governmental Authority against Parent, Merger Sub, the Company or any of their respective Affiliates:

(i) seeking to enjoin the acquisition by Merger Sub (or Parent on Merger Sub’s behalf) of any Company Shares pursuant to the Offer or, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Tender and Voting Agreements (including the voting provisions thereunder);

(ii) seeking to impose material limitations on the ability of Merger Sub (or Parent on Merger Sub’s behalf), or render Merger Sub (or Parent on Merger Sub’s behalf) unable, to accept for payment, pay for or purchase some or all of the Company Shares pursuant to the Offer and the Merger;

(iii) seeking to prohibit or impose any limitations on the ownership or operation by Parent, Merger Sub (or any of its Subsidiaries) of all or any portion of businesses or assets of Parent, Merger Sub, the Company or any of their respective Affiliates, or to compel Parent or Merger Sub to dispose of or hold separate any portion of the businesses or assets of Parent, Merger Sub, the Company or any of their respective Affiliates, in the case of each of clauses (C)(3)(i), (C)(3)(ii) and (C)(3)(iii), inclusive, in a manner that (x) would be reasonably expected to have a material adverse effect on the Company taken as a whole with its Subsidiaries, (y) would be reasonably expected to have a material adverse effect on the Company, Parent and their respective Subsidiaries, taken as a whole, or (z) would be reasonably expected to materially and adversely affect the benefits to be derived from the Offer and the Merger;

(iv) seeks to impose material limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of the Company Shares, including the right to vote the Company Shares purchased by it on all matters properly presented to the Company Stockholders; or

(v) which otherwise would be reasonably expected to have a Company Material Adverse Effect (the matters referred to in clauses (C)(3)(iii), (C)(3)(iv) and this clause (C)(3)(v) of this Annex A being referred to herein as an “Adverse Regulatory Conditions”);

(4) any Governmental Authority of competent jurisdiction shall have:

(i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Agreement (including the Offer or the Merger) any law, statute, rule or regulation that is in effect and has the effect of making the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) in any jurisdiction;

(ii) issued or granted, or overtly threatened to issue or grant, any judgment, Order or injunction (whether temporary, preliminary or permanent) that is in effect and has (or would be reasonably expected to have) the effect of making any of the transactions contemplated by the Agreement (including the Offer and the Merger) illegal in any jurisdiction or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) in any jurisdiction; or

(iii) taken or overtly threatened any other action that would be reasonably expected to have any of the consequences referred to in clauses (i) through (v), inclusive, of the immediately preceding paragraph (C)(3) of this Annex A;

(5) any Company Material Adverse Effect shall have occurred or exists following the execution and delivery of the Agreement (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect); or

(6) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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